Exhibit 10.13

CREDIT AGREEMENT

Dated as of May 16, 2003

among

QUIXOTE CORPORATION

as the Borrower

THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS

and

THE NORTHERN TRUST COMPANY

as Administrative Agent

LASALLE BANK NATIONAL ASSOCIATION

Co-Agent

TABLE OF CONTENTS

Section

ARTICLE I: DEFINITIONS
1.1	Certain Defined Terms
1.2	References

ARTICLE II: REVOLVING LOAN AND TERM LOAN FACILITIES
2.1	Revolving Loans
2.2	Term Loans
2.3	Rate Options for all Advances; Maximum Interest Periods
2.4	Optional Payments; Mandatory Prepayments/Repayments
2.5	Reduction of Commitments
2.6	Method of Borrowing
2.7	Method of Selecting Types and Interest Periods for Advances
2.8	Minimum Amount of Each Advance
2.9	Method of Selecting Types, and Interest Periods for Conversion and Continuation of Advances
2.10	Default Rate
2.11	Method of Payment
2.12	Evidence of Debt
2.13	Telephonic Notices
2.14	Promise to Pay; Interest and Facility Fees; Interest Payment Dates; Interest and Fee Basis; Taxes
2.15	Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions
2.16	Lending Installations
2.17	Non-Receipt of Funds by the Administrative Agent
2.18	Termination Date
2.19	Replacement of Certain Lenders
2.20	Judgment Currency
2.21	Increase of Aggregate Revolving Loan Commitment

ARTICLE III: THE LETTER OF CREDIT FACILITY
3.1	Obligation to Issue Letters of Credit
3.2	Transitional Letters of Credit
3.3	Types and Amounts
3.4	Conditions
3.5	Procedure for Issuance of Letters of Credit
3.6	Letter of Credit Participation
3.7	Reimbursement Obligation
3.8	Letter of Credit Fees
3.9	Issuing Bank Reporting Requirements
3.10	Indemnification; Exoneration

ARTICLE IV: CHANGE IN CIRCUMSTANCES
4.1	Yield Protection
4.2	Changes in Capital Adequacy Regulations
4.3	Availability of Types of Advances
4.4	Funding Indemnification
4.5	Lender Statements; Survival of Indemnity

ARTICLE V: CONDITIONS PRECEDENT
5.1	Initial Advances and Letters of Credit
5.2	Each Advance and Letter of Credit

ARTICLE VI: REPRESENTATIONS AND WARRANTIES
6.1	Organization; Corporate Powers
6.2	Authority; Enforceability
6.3	No Conflict; Governmental Consents
6.4	Financial Statements
6.5	No Material Adverse Change
6.6	Taxes
6.7	Litigation; Loss Contingencies and Violations
6.8	Subsidiaries
6.9	ERISA
6.10	Accuracy of Information
6.11	Securities Activities
6.12	Material Agreements.
6.13	Compliance with Laws
6.14	Assets and Properties
6.15	Statutory Indebtedness Restrictions
6.16	Labor Matters
6.17	Environmental Matters
6.18	Insurance
6.19	Use of Proceeds
6.20	Solvency

ARTICLE VII: COVENANTS
7.1	Reporting
7.2	Affirmative Covenants
7.3	Negative Covenants
7.4	Financial Covenants

ARTICLE VIII: DEFAULTS
8.1	Defaults

ARTICLE IX: ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES
9.1	Termination of Revolving Loan Commitments; Acceleration
9.2	Preservation of Rights
9.3	Amendments

ARTICLE X: GENERAL PROVISIONS
10.1	Survival of Representations
10.2	Governmental Regulation
10.3	Intentionally Omitted
10.4	Headings
10.5	Entire Agreement
10.6	Several Obligations; Benefits of this Agreement
10.7	Expenses; Indemnification
10.8	Numbers of Documents
10.9	Confidentiality
10.10	Severability of Provisions
10.11	Nonliability of Lenders
10.12	GOVERNING LAW
10.13	CONSENT TO JURISDICTION; SERVICE OF PROCESS: JURY TRIAL
10.14	Subordination of Intercompany Indebtedness

ARTICLE XI: THE ADMINISTRATIVE AGENT
11.1	Appointment; Nature of Relationship
11.2	Powers
11.3	General Immunity
11.4	No Responsibility for Loans, Creditworthiness, Recitals, Etc
11.5	Action on Instructions of Lenders
11.6	Employment of Administrative Agent and Counsel
11.7	Reliance on Documents; Counsel
11.8	The Administrative Agent’s Reimbursement and Indemnification
11.9	Rights as a Lender
11.10	Lender Credit Decision
11.11	Successor Administrative Agent
11.12	No Duties Imposed Upon Co-Agent
11.13	Notice of Default
11.14	Delegation to Affiliates
11.15	Subordination Agreement and Subsidiary Guaranty

ARTICLE XII: SETOFF, RATABLE PAYMENTS
12.1	Setoff
12.2	Ratable Payments
12.3	Application of Payments
12.4	Relations Among Lenders
12.5	Representations and Covenants Among Lenders

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1	Successors and Assigns; Designated Lenders
13.2	Participations
13.3	Assignments
13.4	Dissemination of Information
13.5	Tax Certifications

ARTICLE XIV: NOTICES
14.1	Giving Notice
14.2	Change of Address

ARTICLE XV: COUNTERPARTS

v

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	—	Revolving Loan and Term Commitments (Definitions)

EXHIBIT A-1	—	Eurodollar and Domestic Payment Offices (Definitions)

EXHIBIT B	—	Form of Borrowing/Election Notice (Section 2.2, Section 2.7 and Section 2.9)

EXHIBIT C	—	Form of Request for Letter of Credit (Section 3.4)

EXHIBIT D	—	Form of Assignment Agreement (Definitions and Section 13.3)

EXHIBIT E	—	Form of Borrower’s Counsel’s Opinion (Section 5.1)

EXHIBIT F	—	List of Closing Documents (Section 5.1)

EXHIBIT G-1	—	Form of Officer’s Certificate (Sections 5.2 and 7.1(A)(iii))

EXHIBIT G-2	—	Secretary’s Certificate (Borrower)

EXHIBIT G-3	—	Secretary’s Certificate (Subsidiary Guarantors)

EXHIBIT H	—	Form of Compliance Certificate (Sections 5.2 and 7.1(A)(iii))

EXHIBIT I	—	Form of Revolving Loan Note (Section 2.12(D))

EXHIBIT J	—	Form of Term Loan Note

EXHIBIT K	—	Form of Subordination Agreement

EXHIBIT L	—	Form of Designation Agreement (Section 13.1(B))

EXHIBIT M	—	Form of Commitment and Acceptance (Section 2.22)

EXHIBIT N	—	Subsidiary Guaranty Agreement

EXHIBIT O	—	Extension Request

Schedules

Schedule 1. 1.1	—	Permitted Existing Indebtedness (Definitions)

Schedule 1.1.2	—	Permitted Existing Investments (Definitions)

Schedule 1.1.3	—	Permitted Existing Liens (Definitions)

Schedule 1.1.4	—	Permitted Existing Contingent Obligations (Definitions)

[Schedule 3.2	—	Transitional Letters of Credit (Section 3.2)]

Schedule 6.3	—	Conflicts: Governmental Consents (Section 6.3)

Schedule 6.7	—	Litigation

Schedule 6.8	—	Subsidiaries (Section 6.8)

Schedule 6.9	—	ERISA (Section 6.9)

Schedule 6.17	—	Environmental Matters (Section 6.17)

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of May 16, 2003, is entered into by and among QUIXOTE CORPORATION, a Delaware corporation, as the Borrower, THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO, as Lenders whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, and THE NORTHERN TRUST COMPANY, as Administrative Agent for itself and the other Lenders. The parties hereto agree as follows:

ARTICLE I:  DEFINITIONS

1.1                                 Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“Accounting Changes” is defined in Section 10.9 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (other than transactions involving solely the Borrower and its Subsidiaries) (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

“Administrative Agent” means The Northern Trust Company in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Rate Advances for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than or equal to twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be increased or reduced from time to time pursuant to the terms hereof.  The initial Aggregate Revolving Loan Commitment is Fifty Million and 00/100 Dollars ($50,000,000.00).

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all Lenders.  The initial Aggregate Term Loan Commitment is Twenty Million and 00/100 Dollars ($20,000,000.00).

“Agreement” means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.50%) per annum.

“Applicable ABR Margin” means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Applicable Eurodollar Margin” means, as at any date of determination, the rate per annum then applicable to Eurodollar Rate Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Applicable Commitment Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(C)(i) hereof determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Applicable L/C Fee Percentage” means, as at any date of determination, a rate per annum used to calculate Letter of Credit fees equal to the Applicable Eurodollar Margin then in effect.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) to any Person other than the Borrower or any of its Subsidiaries other than (i) the sale of inventory in the ordinary course of business, and (ii) the sale or other disposition of any obsolete, excess, damaged or worn-out equipment disposed of in the ordinary course of business and (ii) assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business.

“Authorized Officer” means any of the President, Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower, acting singly.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means Quixote Corporation, together with its successors and permitted assigns, including a debtor-in-possession on behalf of the Borrower.

“Borrowing Date” means a date on which an Advance or Term Loan is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.7 hereof.

“Business Day” means:

(a)                                  for the purpose of determining the Eurodollar Rate, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in London, England;

(b)                                 for the purpose of any payment to be made in Dollars, a day other than a Saturday or Sunday on which banks are open in Chicago, Illinois, and New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, interbank wire transfers can be made on the Fedwire system, and dealings in Dollars are carried on in the London interbank markets; and

(c)                                  for any other purpose, means a day (i) other than a Saturday or Sunday on which banks are open in Chicago, Illinois, and New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, and interbank wire transfers can be made on the Fedwire system.

“Buying Lender” is defined in Section 2.22 hereof.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with GAAP, provided capital expenditures relating solely to Acquisitions effected by an asset purchase agreement shall be excluded.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the governments of the United States and backed by the full faith and credit of the United States government; (ii) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s: and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-2 (or better) by S&P, P-2 (or better) by Moody’s, or F-2 (or better) by Fitch; provided that the maturities of such Cash Equivalents shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

“Change” is defined in Section 4.2 hereof.

“Change of Control” means an event or series of events by which:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, provided that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Borrower’s outstanding Capital Stock ordinarily having the right to vote at an election of directors; or

(b) the majority of the board of directors of the Borrower fails to consist of Continuing Directors; or

(c) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

“Closing Date” means May 16, 2003.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment and Acceptance” is defined in Section 2.21 hereof.

“Commitment Increase Notice” is defined in Section 2.21 hereof.

“Consolidated Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis (determined in accordance with GAAP).

“Consolidated Interest Expense” means the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis (determined, subject to the foregoing parenthetical, in accordance with GAAP).

“Consolidated Net Worth” means, at a particular date, all amounts which would be included under shareholders’ equity (including capital stock, additional paid-in capital and retained earnings) on the consolidated balance sheet for the Borrower and its consolidated Subsidiaries determined in accordance with GAAP.

“Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.  The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Continuing Director” means, with respect to the Borrower as of any date of determination, any member of the board of directors of the Borrower who (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“Customary Permitted Liens” means:

(i)                                     Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due and payable or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as in effect from time to time, if and to the extent that such GAAP so require;

(ii)                                  statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as may be in effect from time to time, if and to the extent that such generally accepted accounting principles so require;

(iii)                               Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $1,000,000;

(iv)                              Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary use or occupancy of the real property or with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(v)                                 Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof;

(vi)                              any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and

(vii)                           financing statements of a lessor’s rights in and to the property leased to the Borrower or one of the Subsidiaries relating to leases permitted by this Agreement.

“Default” means an event described in Article VIII hereof.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 13.1(B).

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 13.1(B).

“Designation Agreement” is defined in Section 13.1(B).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (9l) days after the Revolving Loan Termination Date.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Domestic Incorporated Subsidiary” means a Subsidiary of the Borrower organized under the laws of a jurisdiction located in the United States of America.

“EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) any unusual non-cash charges to the extent deducted in computing Net Income, minus (vii) any unusual non-cash gains to the extent added in computing Net Income.  EBITDA shall be calculated on a pro forma basis giving effect to future acquisitions and Asset Sales on a last twelve (12) months’ basis using, for any Permitted Acquisition, historical financial statements.

“Effective Commitment Amount” is defined in Section 2.21 hereof.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Industrial Site Recovery Act” or “Responsible Property Transfer Act.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Eurodollar Base Rate” means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to  the amount of the relevant Eurodollar Loan and for a period equal to the relevant Interest Period are offered generally to the Administrative Agent (rounded upward if necessary, to the nearest 1/16 of 1.00%) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period less the maximum reserve percentages for determining reserves to be maintained by member banks of the Federal Reserve System for Eurodollar liabilities, or as the Eurodollar Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, (as per written notice provided to the Borrower) such rate to remain fixed for such Interest Period.  The Administrative Agent’s determination of the Eurodollar Rate shall be conclusive, absent manifest error.

“Eurodollar Payment Office” of the Administrative Agent shall mean any agency, branch or Affiliate of the Administrative Agent, specified as the “Eurodollar Payment Office” on Exhibit A-1 hereto or such other agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify to the Borrower and each Lender as its Eurodollar Payment Office.

“Eurodollar Rate” means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the Applicable Eurodollar Margin then in effect.

“Eurodollar Rate Advance” means an Advance which bears interest at the Eurodollar Rate.

“Eurodollar Rate Loan” means a Loan made on a fully syndicated basis pursuant to Section 2.1 or Section 2.2, which bears interest at the Eurodollar Rate.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a

Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fitch” means Fitch Investors Service, L.P., together with its successors and assigns.

“Fixed-Rate Loan” means any Eurodollar Rate Loan bearing a fixed rate of interest for the applicable Interest Period.

“Floating Rate” means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the Applicable ABR Margin then in effect.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

“Governmental Acts” is defined in Section 3.10(A) hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hedging Agreements” is defined in Section 7.3(M) hereof.

“Hedging Arrangements” is defined in the definition of “Hedging Obligations” below.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Arrangements”), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, including, without limitation, subordinated indebtedness, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (iii) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Contingent Obligations with respect to the Indebtedness of other Persons, (vii) obligations with respect to letters of credit, (viii) Off-Balance Sheet Liabilities, (ix) Disqualified Stock, and (x) Hedging Obligations.  The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

“Indemnified Matters” is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Interest Coverage Ratio” is defined in Section 7.4(C) hereof.

“Interest Expense” means, without duplication, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment and letter of credit fees, Off-Balance Sheet Liabilities and net payments or receipts (if any) pursuant to Hedging Arrangements relating to interest rate protection), all as determined in conformity with GAAP.

“Interest Period” means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) or six (6) months, commencing on a Business Day selected by the Borrower on which a Eurodollar Rate Advance is made to the Borrower pursuant to this Agreement.  Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Bank” means The Northern Trust Company or any of its Affiliates, or any other Lender in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1.

“Last Twelve-Month Period” means, with respect to any fiscal quarter, the preceding four-fiscal quarter periods ending on the last day of such fiscal quarter.

“L/C Documents” is defined in Section 3.4 hereof.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.6 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the Dollar Amount then available for drawing under each of the Letters of Credit and (ii) the aggregate outstanding Dollar Amount of all Reimbursement Obligations at such time.

“Lender Increase Notice” is defined in Section 2.22 hereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or parties to Assignment Agreements delivered pursuant to Section 13.3, including the Issuing Banks, and each of their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means the standby letters of credit (i) to be issued by the Issuing Banks pursuant to Section 3.1 hereof or (ii) deemed issued by an Issuing Bank pursuant to Section 3.2 hereof.

“Leverage Ratio” is defined in Section 7.4(A) hereof.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.1 hereof, as applicable, and any Term Loan made pursuant to Section 2.2 hereof, and collectively, all Revolving Loans and Term Loans, whether made or continued as or converted to Floating Rate Loans or Fixed-Rate Loans.

“Loan Documents” means this Agreement, any promissory notes executed pursuant to Section 2.12(D), the Subsidiary Guaranty, and all other documents. instruments, notes and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations, affairs, assets, or properties of the Borrower, or the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or the Administrative Agent to enforce in any material respect the Obligations.

“Moody’s” means Moody’s Investors Service. Inc., together with its successors and assigns.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

“Net Cash Proceeds” shall mean the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as, when and to the extent actually received) received from such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and legal, advisory, accounting, investment banking and other fees and expenses associated therewith) received from any such event.

“Net Income” means, for any period, the net income (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Net Recovery Event Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of costs and taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

“Net Sale Proceeds” shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note,

receivable or otherwise, but only as, when and to the extent actually received) received from any sale of assets, net of (i) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory, accounting, investment banking and other fees and expenses, including title and recording expenses, associated therewith), (ii) payments of unassumed liabilities relating to the assets sold at the time of, or within 180 days after, the date of such sale, (iii) the amount of such gross cash proceeds required to be used to repay any Indebtedness which is secured by the respective assets which were sold, and (iv) the estimated marginal increase in income taxes which will be payable by the Borrower’s consolidated group with respect to the fiscal year (for U.S. federal income tax purposes) in which the sale occurs as a result of such sale; but excluding any portion of any such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Lenders a certificate signed by an Authorized Representative as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than one year following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments paid by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale, leas, transfer or other disposition.

“Non-ERISA Commitments” means:

(i)                                     each pension, medical, dental, life. accident insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalization or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind; and

(ii)                                  each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment. compensation, deterred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of the Borrower or any member of the Controlled Group);

to which the Borrower or any member of the Controlled Group is a party or with respect to which the Borrower or any member of the Controlled Group is or will be required to make any payment other than any Plans.

“Northern Trust Credit Agreement” means the Amended and Restated Loan Agreement, dated as of June 30, 1997 between The Northern Trust Company, LaSalle Bank National Association and the Borrower, as amended.

“Note(s)” means the Revolving Loan Note(s) and Term Loan Note(s).

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Administrative Agent, any Lender, any Affiliate of the Administrative Agent or any Lender, the

Issuing Bank, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents, the Subsidiary Guaranty, or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all Hedging Obligations owing under Hedging Agreements to any Lender or any Affiliate of any Lender, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“Obligor Group” means (a) the Borrower and (b) the Subsidiary Guarantors.

“Off-Balance Sheet Liabilities” of a person means (a) any repurchase obligations or liabilities of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries, (b) any liabilities of such Person or any of its Subsidiaries under any sale and leaseback transactions, (c) any liabilities of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing, but which, in each of the cases of the foregoing clauses (a) through (d), does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Other Taxes” is defined in Section 2.14(E)(ii) hereof.

“Participants” is defined in Section 13.2(A) hereof.

“Payment Date” means the last Business Day of each March, June, September and December and the Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation. or any successor thereto.

“Permitted Acquisition” is defined in Section 7.3(G) hereof.

“Permitted Existing Contingent Obligations” means the Contingent Obligations of the Borrower and its Subsidiaries identified as such on Schedule 1.1.4 to this Agreement.

“Permitted Existing Indebtedness” means the Indebtedness of the Borrower and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

“Permitted Existing Investments” means the Investments of the Borrower and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

“Permitted Existing Liens” means the Liens on assets of the Borrower and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, event of default and remedies) materially less favorable to the Borrower than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any individual, corporation, firm, enterprise, partnership, trust. incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof:

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by The Northern Trust Company or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Proposed New Lender” is defined in Section 2.22 hereof.

“Pro Rata Share” means, with respect to any Lender, (i) in the case of the Revolving Loan Commitment, the percentage obtained by dividing (x) such Lender’s Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (y) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Loans, plus (B) such Lender’s share of the obligations to purchase participations in Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of all Revolving Loans, plus (B) the aggregate outstanding amount of all Letters of Credit and (ii) in the case of the Term Loan Commitment, the percentage obtained by dividing (x) such Lender’s Term Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (y) the Aggregate Term Loan Commitment at such time; provided, however, if all of the Term Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) the sum of (A) such Lender’s Term Loans, by (y) the sum of (A) the aggregate outstanding amount of all Term Loans.

“Purchasers” is defined in Section 13.3(A).

“Rate Option” means the Eurodollar Rate or the Floating Rate, as applicable.

“Receivable(s)” means and includes all of the Borrower’s and each Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower or such Subsidiary to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Recovery Event” shall mean the receipt by Borrower or any of its Subsidiaries of any insurance or condemnation proceeds in excess of $2,000,000 payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of Borrower or any of its Subsidiaries (whether under any policy of insurance required to be maintained under Section 7.2(E) or otherwise), and (ii) by reason of any condemnation, taking seizing or similar event with respect to any properties or assets of Borrower or any of its Subsidiaries.

“Register” is defined in Section 13.3(D) hereof.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.7 hereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs.

“Request for Letter of Credit” is defined in Section 3.4(A) hereof.

“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than sixty-six and two-thirds percent (66 2/3%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of (i) any Revolving Loan requested by the Borrower, (ii) any Revolving Loan required to be made in connection with reimbursement for any L/C Obligations, which such Lenders are obligated to fund under the terms of this Agreement, and any such failure has not been cured, then for so long as such failure continues, “Required Lenders” means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Term Loans has not been so cured) whose Pro Rata Shares represent at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Pro Rata Shares of such Lenders; provided further, however, that, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, “Required Lenders” means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are at least sixty-six and two-thirds percent (66 2/3%).

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Reserves” shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to “Eurocurrency liabilities” or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower (other than Disqualified Stock), provided, after giving effect to such redemption, retirement, purchase or other acquisition, Borrower must demonstrate pro forma availability under the Revolving Loan Commitment of $5,000,000 or more, (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness subordinated to the Obligations, and (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Borrower, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

“Revolving Credit Availability” means, at any particular time, the amount by which (x) the Aggregate Revolving Loan Commitment at such time exceeds (y) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time and (ii) the amount of the outstanding L/C Obligations.

“Revolving Loan” is defined in Section 2.1 hereof.

“Revolving Loan Note” means the Revolving Loan Note in the form of Exhibit I attached hereto.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit in an aggregate amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or the signature page of the Assignment Agreement by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

“Revolving Loan Termination Date” means May 16,2006, or such later date as extended pursuant to Section 2.1(D) hereof.

“Risk-Based Capital Guidelines” is defined in Section 4.2 hereof.

“S&P” means Standard and Poor’s Ratings Group, a division of The McGraw-Hill Companies, together with its successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Lender” is defined in Section 2.22 hereof.

“Significant Domestic Incorporated Subsidiary” means any Domestic Incorporated Subsidiary whose assets or sales represent more than 10% of the Borrower’s and its Subsidiaries’ Consolidated Assets or consolidated sales, with any determination of Consolidated Assets and consolidated sales based upon amounts shown in the Borrower’s most recently delivered annual consolidated financial statements.

“Significant Foreign Subsidiary” means a Subsidiary of the Borrower that is not a Domestic Incorporated Subsidiary and whose assets represent more than 3% of the Borrower’s and its Subsidiaries’ Consolidated Assets, with such determination of Consolidated Assets based upon amounts shown in the Borrower’s most recently delivered annual consolidated financial statements.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.

“Subordinated Note” means the Subordinated Promissory Note, dated May 16, 2003 of Green Light Acquisition Company payable in the principal amount of $5,000,000 to the order of U.S. Traffic Corporation and Myers/Nuart Electrical Products, Inc. delivered pursuant to the terms of the Asset Purchase Agreement, dated as of May 16, 2003.

“Subsidiary Guarantors” means (i) all of the Borrower’s Significant Domestic Incorporated Subsidiaries as of the Closing Date and (ii) all new Significant Domestic Incorporated Subsidiaries or other Subsidiaries designated by Borrower which become Subsidiary Guarantors in accordance with Section 7.2(K), together with their respective successors and assigns.

“Subsidiary Guaranty” means that certain Guaranty, dated as of the Closing Date, in form and substance substantially similar to Exhibit I hereto, executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders and the Issuing Banks (as it may be amended, modified, supplemented and/or restated (including to add new Subsidiary Guarantors), and as in effect from time to time), unconditionally guaranteeing all of the indebtedness, obligations and liabilities of the Borrower arising under or in connection with the Loan Documents.

“Taxes” is defined in Section 2.14(E)(i) hereof.

“Term Loan” means a loan made available to the Borrower pursuant to Section 2.2 hereof.

“Term Loan Commitment” means for each Lender, the obligation of such Lender to make Term Loans in an aggregate amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or the signature page of the Assignment Agreement by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

“Term Loan Credit Obligation” means, at any particular time, the outstanding principal Dollar Amount of the Term Loans at such time.

“Term Loan Note” means the Term Loan Note in the form of Exhibit J

“Term Loan Termination Date” means May 16, 2006, or such later date as extended pursuant to Section 2.2(D) hereof.

“Termination Date” means the earlier of (a) the Revolving Loan Termination Date, (b) the Term Loan Termination Date and (c) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5 hereof or the Revolving Loan Commitments pursuant to Section 9.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such Plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate or appoint a trustee to administer a Benefit Plan; (v) any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or a Fixed- Rate Loan.

“Unfunded Liabilities” means (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both. would constitute a Default.

“U.S. Traffic Acquisition” means Borrower’s acquisition of certain assets of U.S. Traffic Corporation pursuant to the Asset Purchase Agreement, dated as of May 16, 2003, between the Green Light Acquisition Company, U.S. Traffic Corporation and Myers/Nuart Electrical Products, Inc.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles as in effect from time to time.

1.2                                 References.  Any references to Subsidiaries of the Borrower set forth herein with respect to representations and warranties which deal with historical matters shall be deemed to include the Borrower and its Subsidiaries and shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE II:  REVOLVING LOAN AND TERM LOAN FACILITIES

2.1                                 Revolving Loans.

(A)                              Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, from and including the Closing Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars either as Floating Rate Loans or Fixed-Rate Loans in a Dollar Amount not to exceed such Lender’s Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”); provided, however, at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date.  The Revolving Loans made on the Closing Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period.  Revolving Loans made after the third (3rd) Business Day after the Closing Date shall be, at the option of the Borrower, selected in accordance with Section 2.9, either Floating Rate Loans or Eurodollar Rate Loans.  On the Revolving Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans.  Each Advance under this Section 2.1 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share.

(B)                                Borrowing/Election Notice.  In accordance with Section 2.13, the Borrower may telephonically request Advances hereunder.  If a telephonic request is not made with respect to any Advance in accordance with Section 2.13, then the Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7, in order to request such Advance.  In either case, the Administrative Agent shall promptly notify each Lender of such request.

(C)                                Making of Revolving Loans.  Promptly after receipt of the Borrowing/Election Notice under Section 2.7 or a telephonic request in accordance with Section 2.13 in respect of Revolving Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Revolving Loan.  Each Lender shall make available its Revolving Loan in accordance with the terms of Section 2.6.  The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s office in Chicago, Illinois or the Administrative Agent’s Eurodollar Payment Office on the applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in such Borrowing/Election Notice.  The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

(D)                               Extension of Revolving Loan Termination Date.  Not less than thirty (30) nor more than ninety (90) days prior to May 16, 2004, and any subsequent May 16 to the extent the Revolving Loan Termination Date has been previously extended pursuant hereto (each, an “Extension Date”), Borrower may request in writing that Lenders extend the Revolving Loan Termination Date for one (1) additional year beyond the Revolving Loan Termination Date then in effect, by delivery of an Extension Request in the form of Exhibit O attached hereto, provided the period from any Extension Date to the Revolving Loan Termination Date, then in effect shall in no event exceed a period of three (3) years.  If all of the Lenders, in their sole and absolute discretion, agree in writing to such Extension Request prior to such Extension Date (failure to respond in writing prior to such date being deemed a denial of such request), then the Revolving Loan Termination Date shall be extended for such additional year.  If all of the Lenders have not approved such Extension Request in writing prior to such Extension Date, then the existing Revolving Loan Termination Date shall remain in effect without extension, subject to the Borrower’s rights to replace such non-approving Lenders in accordance with Section 2.19.

2.2                                 Term Loans.

(A)                              Amount of Term Loans.  Upon the satisfaction of the conditions precedent set forth in Section 5.1 and 5.2, from and including the Closing Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make term loans in a single advance in the amount of the Aggregate Term Loan Commitment to the Borrower, in Dollars, in an amount not to exceed such Lender’s Pro Rata Share of its Term Loan Commitment (each, individually, a “Term Loan” and collectively, the “Term Loans”); provided, however, at no time shall the Dollar Amount of the Term Loan Obligations exceed the Term Loan Commitment.  The Term Loans made on the Closing Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period.  Term Loans made after the third (3rd) Business Day after the Closing Date shall be, at the option of the Borrower, selected in accordance with Section 2.9, either Floating Rate Loans or Eurodollar Rate Loans.  The Borrower shall repay in full the outstanding principal balance of the Term Loans in accordance with Section 2.4(C).  Each Advance under this Section 2.2 shall consist of Term Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share.

(B)                                Borrowing/Election Notice.  In accordance with Section 2.13, the Borrower may telephonically request Term Loans hereunder.  If a telephone request is not made with respect to a Term Loan in accordance with Section 2.13, the Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it in accordance with terms of Section 2.7, in order to request a Term Loan.  In either case, the Administrative Agent shall notify each Lender of such notice.

(C)                                Making of Term Loans.  Promptly after receipt of the Borrowing/Election Notice under Section 2.2(B) or a telephonic request in accordance with Section 2.13 in respect of Term Loans, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Term Loan.  Each Lender shall make available its Term Loan in accordance with the terms of Section 2.6.  The Administrative Agent will promptly make the funds so received from each Lender available to the Borrower on the Borrowing Date at the Administrative Agent’s office in Chicago, Illinois or the Administrative Agent’s Eurodollar Payment Office on the applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in such Borrowing/Election Notice.  The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Term Loan on such Borrowing Date.

(D)                               Extension of Term Loan Termination Date.  Not less than thirty (30) nor more than ninety (90) days prior to May 16, 2004, and any subsequent May 16 to the extent the Term Loan Termination Date has been previously extended pursuant hereto (each, a “Term Loan Extension Date”), Borrower may request in writing that Lenders extend the Term Loan Termination Date for one (1) additional year beyond the Term Loan Termination Date then in effect, by delivery of an Extension Request in the form of Exhibit O attached hereto, provided the period from any Extension Date to the Term Loan Termination Date, then in effect shall in no event exceed a period of three (3) years.  If all of the Lenders, in their sole and absolute discretion, agree in writing to such Term Loan Extension Request prior to such Term Loan Extension Date (failure to respond in writing prior to such date being deemed a denial of such request), then the Term Loan Termination Date shall be extended for such additional year.  If all of the Lenders have not approved such Term Loan Extension Request in writing prior to such Term Loan Extension Date, then the existing Term Loan Termination Date shall remain in effect without extension, subject to the Borrower’s rights to replace such non-approving Lenders in accordance with Section 2.19.  After giving effect to such Term Loan Extension Request, Borrower, pursuant to Section 2.4(c), shall continue to make equal quarterly principal installments of $750,000 each, together with accrued interest thereon with a final installment due on the Term Loan Termination Date, as extended hereunder.

2.3                                 Rate Options for all Advances; Maximum Interest Periods.  The Revolving Loans and Term Loans may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.9.  The Borrower may select, in accordance with Section 2.9, Rate Options and Interest Periods applicable to portions of the Loans; provided that there shall be no more than ten (10) Interest Periods in effect with respect to all of the Loans at any time.

2.4                                 Optional Payments; Mandatory Prepayments/Repayments.

(A)                              Optional Payments.  The Borrower may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof.  Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4 in an aggregate minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof, provided, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment.

(B)                                Mandatory Prepayments of Revolving and Term Loans.

(i)                                     If at any time and for any reason the Revolving Credit Obligations or Term Loan Credit Obligations are greater than the Aggregate Revolving Loan Commitment or Aggregate Term Loan Commitment, as the case may be, the Borrower shall immediately make a mandatory prepayment of the respective Obligations in an amount equal to such excess;

(ii)                                  In addition to any other mandatory repayments pursuant to this Section 2.4, on each date after the date of this Agreement Borrower or any Subsidiary received proceeds from the following transactions, Borrower shall make the following mandatory prepayments first to repayment of the Term Loan and thereafter to repayment of the Revolving Loans;

(w)                               an amount equal to 80% of the Net Sale Proceeds of any Asset Sale subject to an allowance for like-kind exchanges in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(x)                                   an amount equal to 100% of Net Recovery Event Proceeds received from any Recovery Event, provided that so long as no Event of Default then exists, such Net Recovery Event Proceeds shall not be required to be so applied on such date to the extent that Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used (or contractually committed to be used) within 180 days following the date of receipt of such Net Recovery Event Proceeds from such Recovery Event to replace or restore any properties or assets in respect of which such Net Recovery Event Proceeds were paid (which certificate shall set forth the estimates of the proceeds to be so expended), and provided further, that if all or any portion of such Net Recovery Event Proceeds are not so used (or contractually committed to be used) within such 180-day period, such remaining portion shall be applied as a mandatory repayment as provided above (without giving effect to the immediately preceding proviso);

(y)                                 an amount equal to 60% of the net proceeds received from any issuance of capital stock or any equity interests by Borrower;

(z)                                   an amount equal to 100% of the net proceeds received from the incurrence of Indebtedness (other than Indebtedness permitted to the incurred pursuant to Section 7.3(A) of this Agreement;

Each amount required to be applied pursuant to Section 2.4(B)(ii) in accordance with this Section 2.4 shall be applied by or on behalf of the Borrower (i) first, to repay the outstanding principal amount of Term Loans against the remaining installments in the inverse order of their maturities, (ii) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (i), repay the outstanding principal amount of Revolving Loans (with no required reduction to the Total Revolving Loan Commitment in the case of the preceding clause (ii)).

(C)                                Repayment of Term Loans.  The outstanding principal balance of the Term Loan shall be repaid in eleven (11) equal quarterly principal installments of Seven Hundred and Fifty Thousand and 00/100 Dollars ($750,000.00), together with an additional amount representing accrued interest beginning on September 30, 2003, and continuing on the last day of each December, March, June and September thereafter, with a final installment payment equal to the remaining outstanding principal balance of the Term Note together with accrued interest thereunder due on the Term Loan Termination Date.  Principal amounts repaid on the Term Note may not be borrowed again.

2.5                                 Reduction of Commitments.  The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 with respect thereto and integral multiples of $1,000,000 in excess of that amount with respect thereto (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Day’s prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Credit Obligations.  All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

2.6                                 Method of Borrowing.  Not later than 3:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Term Loan, as the case may be, in immediately available funds in Dollars to the Administrative Agent at its address specified pursuant to Article XIV, unless the Administrative Agent has notified the Lenders that such Loan is to be made available to the Borrower at the Administrative Agent’s Eurodollar Payment Office, in which case each Lender shall make available its Loan or Loans, in funds immediately available to the Administrative Agent at its Eurodollar Payment Office, not later than 4:00 p.m. (local time in the city of the Administrative Agent’s Eurodollar Payment Office) in Dollars.  The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address, as applicable.

2.7                                 Method of Selecting Types and Interest Periods for Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time.  The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a

“Borrowing Election Notice”) not later than 12:00 noon (Chicago time) (a) on the Borrowing Date of each Floating Rate Advance, and (b) three (3) Business Days before the Borrowing Date for each Eurodollar Rate Advance specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto.  Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate changing when and as such Floating Rate changes.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance.

2.8                                 Minimum Amount of Each Advance.  Each Advance (other than an Advance to repay a Reimbursement Obligation) shall be in the minimum amount of $1,000,000 and in multiples of $500,000 if in excess thereof; provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

2.9                                 Method of Selecting Types, and Interest Periods for Conversion and Continuation of Advances.

(A)                              Right to Convert.  The Borrower may elect from time to time. subject to the provisions of Section 2.3 and this Section 2.9, to convert all or any part of a Loan of any Type into any other Type or Types of Loan; provided that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B)                                Automatic Conversion and Continuation.  Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Rate Loans.  Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Administrative Agent notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

(C)                                No Conversion Post-Default; Limited Conversion Post-Unmatured Default.  Notwithstanding anything to the contrary contained in Section 2.9(A) or Section 2.9(B), (x) no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default has occurred and is continuing and (y) no Loan may be converted into or continued as a Eurodollar Rate Loan with an Interest Period greater than one month (except with the consent of the Required Lenders) when any Unmatured Default has occurred and is continuing.

(D)                               Borrowing/Election Notice.  The Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 12:00 noon

(Chicago time) three (3) Business Days prior to the date of the requested conversion or continuation, with respect to any Loan to be converted or continued as a Eurodollar Rate Loan specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued, and the duration of the Interest Period applicable thereto.

2.10                           Default Rate.  After the occurrence and during the continuance of a Default, at the option of the Administrative Agent or at the direction of the Required Lenders, the interest rate(s) applicable to the Obligations shall be equal to the Floating Rate hereunder plus two percent (2.0%) per annum, and the Letter of Credit fee described in Section 3.8(A) shall be equal to the then Applicable LC Fee Percentage plus two percent (2.0%) per annum.

2.11                           Method of Payment.  (a) All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.14(E)), in immediately available funds to the Administrative Agent (i) at the Administrative Agent’s address specified pursuant to Article XIV with respect to Advances or other Obligations at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof).  Each Advance shall be repaid or prepaid in the Dollar Amount borrowed and interest payable thereon shall also be paid in such currency.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  Any payment owing by the Borrower to a Lender shall be deemed to have been paid to such Lender by the Borrower upon the Administrative Agent’s receipt of such payment from the Borrower.  The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with The Northern Trust Company for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder.  Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Borrower to any Issuing Bank pursuant to Article III.

2.12                           Evidence of Debt.

(A)                              Notes.  All Loans by any Lender shall be evidenced by a promissory note of the Borrower.  On the date of the initial borrowing of Loans, the Borrower shall deliver to the Agent for the account of each Lender a Revolving Note or Term Note, as the case may be, dated such date (together with all other promissory notes accepted in substitution, renewal, or replacement therefor (including pursuant to Section 13), individually a “Note” and collectively the “Notes”), in the form of Exhibit I or Exhibit J respectively hereto, with appropriate insertions and payable on its face to the order of such Lender on the Revolving Loan Termination Date or Term Loan Termination Date, as the case may be, in the principal sum of such Lender’s Revolving Loan Commitment or Term Loan Commitment, as the case may be, subject, however, to the limitation that the principal amount payable thereunder shall not at any time exceed the then unpaid principal amount of all Loans made by such Lender.  The Borrower hereby irrevocably authorizes each Lender to make or cause to be made, at or about the time of each Revolving Loan made by it, an appropriate notation on the grid attached to the Revolving Note payable to the order of such Lender, reflecting the unpaid principal amount of all Loans made by such Lender.  Each Lender agrees to make or cause to be made, at or about the time of receipt of any payment of any principal of a Note payable to its order, an appropriate notation on the grid attached to such Revolving Note reflecting such payment.  The aggregate unpaid amount of Loans set forth on the grid attached to each Note shall be conclusive evidence (absent manifest error) of the principal amount owing and unpaid on such Note.  The failure so to record any such Loan or payment, or any error in so recording any such Loan or repayment, shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans together with all interest accruing thereon.

(B)                                Register.  The Register maintained by the Administrative Agent pursuant to Section 13.3(D) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(C)                                Entries in Register.  The entries made in the Register and the other accounts maintained pursuant to subsections (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, gross negligence or willful misconduct, unless the Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within forty-five (45) days of the Borrower’s receipt of such information; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

2.13                           Telephonic Notices.  The Borrower authorizes the Lenders and the Administrative Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer (or such other officer designated in writing to the Administrative Agent by an Authorized Officer so long as such other officer is also permitted to make such delivery under the Borrower’s organizational documents), if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error, gross negligence or willful misconduct.  In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.

2.14                           Promise to Pay; Interest and Facility Fees; Interest Payment Dates; Interest and Fee Basis; Taxes.

(A)                              Promise to Pay.  The Borrower unconditionally promises to pay when due the principal amount of each Loan incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(B)                                Interest Payment Dates.  Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise).  Interest accrued on each Fixed-Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Fixed-Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Fixed-Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such Payment Date following the incurrence of such Obligations, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligations become due and payable (whether by acceleration or otherwise).

(C)                                Fees.

(i)                                     The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the date of this Agreement until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, on the amount of the unused Aggregate Revolving Loan Commitment in effect on the date of such payment.  All such commitment fees payable under this clause (C)(i) shall be payable quarterly in arrears on each Payment Date occurring after the date of this Agreement (with the first such payment being calculated for the period from the Closing Date and ending on May 16, 2006), and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

(ii)                                  The Borrower agrees to pay to the Administrative Agent the fees set forth in the letter agreement between the Administrative Agent and the Borrower dated May 16, 2003, payable at the times and in the amounts set forth therein.

(iii)                               The Borrower agrees to pay, on the Closing Date, to the Administrative Agent, for the account of the Lenders, upfront fees based upon each Lender’s Pro Rata Share level as follows:

Commitment	Upfront Fee
$20,000,000	35.0 bps
$15,000,000	25.0 bps

(D)                               Interest and Fee Basis; Applicable Eurodollar Margin; Applicable ABR Margin; Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage.

(i)                                     Interest on all Eurodollar Rate Loans and on all fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest on all Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-day year, or when appropriate 366-day year.  Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment.  If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii)                                  The Applicable Eurodollar Margin, Applicable ABR Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage shall be determined on the basis of the then applicable Total Indebtedness to EBITDA Ratio as described in this Section 2.14(D)(ii), from time to time by reference to the following table:

	Level I Status	Level II Status	Level III Status
Applicable Margin	Leverage Ratio is less than 2.0 to 1.0	Leverage Ratio is greater than or equal to 2.0 to 1.0 and less than 2.5 to 1.0	Leverage Ratio is greater than or equal to 2.5 to 1.0
Eurodollar Margin and L/C Fee Percentage	1.50%	1.75%	2.00%
ABR Margin	0.25%	0.50%	0.75%
Commitment Fee Percentage	0.25%	0.25%	0.375%

For purposes of this Section 2.14(D)(ii), the Leverage Ratio shall be calculated as provided in Section 7.4(A).  Upon receipt of the financial statements delivered pursuant to Sections 7.1(A)(i) and (ii), as applicable, the Applicable Eurodollar Margin, the Applicable ABR Margin, the Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the day such financial statements and compliance certificates are delivered pursuant to Section 7.1(A); provided, that if the Borrower shall not have timely delivered its financial statements and compliance certificates in accordance with the applicable provisions of Section 7.1(A), and such failure continues for five (5) days after notice from the Administrative Agent to the Borrower, then, at the discretion of the Required Lenders, commencing on the date upon which such financial statements and compliance certificates should have been delivered and continuing until five (5) days after such financial statements and compliance certificates are actually delivered, it shall be assumed for purposes of determining the Applicable Eurodollar Margin, the Applicable ABR Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage that the Leverage Ratio was greater than 2.5 to 1.0 and Level III pricing shall be applicable.

(iii)                               Notwithstanding anything herein to the contrary, from the Closing Date through the fifth (5th) Business Day following the day financial statements are delivered pursuant to Section 7.1(A) for the fiscal year ending June 30, 2003, the Applicable Eurodollar Margin, the Applicable ABR Margin, the Applicable L/C Percentage and the Applicable Commitment Fee Percentage shall be determined based upon a Leverage Ratio equal to Level II.

(E)                                 Taxes.

(i)                                     Any and all payments by the Borrower hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties or liabilities with respect thereto imposed by any Governmental Authority including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender’s or the Administrative Agent’s, as the case may be, net income or similar taxes imposed by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a Lending Installation (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as “Taxes”).  If the Borrower or the Administrative Agent shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14(E)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.  If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending

Installation, or (z) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower’s liability hereunder, if the making, tending or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans, or obligations under the Revolving Loan Commitments of such Lender.

(ii)                                  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(iii)                               The Borrower indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.14(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.14(E) submitted to the Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.  With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled.  In the event such Lender or the Administrative Agent receives any such tax credit, such Lender or the Administrative Agent shall pay to the Borrower such amount (if any) not exceeding the increased amount paid by the Borrower to, or on behalf of, such Lender or the Administrative Agent that is allocable to such increased amount.  Any of the Administrative Agent or any Lender requesting compensation under this Section 2.14(E) shall use its reasonable efforts to notify the Borrower (with a copy to the Administrative Agent) in writing of the event giving rise to such demand for compensation not more than ninety (90) days following the date upon which the responsible account officer for the Administrative Agent or the applicable Lender knows of such event.  Such written demand shall be rebuttably presumed correct for all purposes.  If any Lender or the Administrative Agent demands compensation under this Section 2.14(E) more than ninety (90) days following the date upon which a responsible account officer for such Lender or the Administrative Agent knows that Taxes or Other Taxes have begun to accrue with respect to which such Lender or the Administrative Agent is entitled to compensation under this Section 2.14(E), then any Taxes or Other Taxes attributable to the period prior to the ninety (90) day period immediately preceding the date on which such Lender or the Administrative Agent provided such notice and demand for compensation shall be excluded from the indemnity obligations of the Borrower under this Section 2.14(E).

(iv)                              Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(v)                                 Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14(E) shall survive the payment in full of all Obligations hereunder, the termination of the Letters of Credit and the termination of this Agreement for a period of one year.

(vi)                              Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3 hereof (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (1) two (2) duly completed copies of either (A) IRS Form W-8BEN, or (B) IRS Form W-8ECI, or in either case an applicable successor form; or (2) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clause (vi)(1), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two (2) duly completed copies of IRS Form W-SBEN or applicable successor form.  Each such Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Borrower and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 2.14(E)(vi).  Further, each Lender which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Borrower and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

Each Lender shall promptly furnish to the Borrower and the Administrative Agent such additional documents as may be reasonably required by the Borrower or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld.  Notwithstanding any other provision of this Section 2.14(E), the Borrower shall not be obligated to gross up any payments to any Lender pursuant to Section 2.14(E)(i), or to indemnity any Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 2.14(E)(vi), (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 2.14(E)(i), and to indemnify any such Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes if (1) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender became a party hereto, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (2) the redesignation of the Lender’s Lending Installation was made at the request of the Borrower or (3) the obligation to gross up payments to any such Lender pursuant to Section 2.14(E)(i), or to indemnify any such Lender pursuant to Section 2.14(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Borrower.

(vii)                           Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to this Section 2.14(E), shall reasonably afford the Borrower the opportunity to contest, and shall reasonably cooperate with the Borrower in contesting, the imposition of any Tax giving rise to such payment; provided, that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement; and (ii) the Borrower shall reimburse such Lender for its attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

2.15                           Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Election Notice, and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16                           Lending Installations.  Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time upon reasonable written notice thereof to the Borrower.  All terms of this Agreement shall apply to any such Lending Installation.  Each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

2.17                           Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may, be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.18                           Termination Date.  This Agreement shall be effective until the Termination Date.  Notwithstanding the termination of this Agreement, until (A) all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, (B) all financing arrangements among the Borrower and the Lenders pursuant to this Agreement shall have been terminated and (C) all of the Letters of Credit shall have expired, been canceled, terminated or cash collateralized in accordance with Section 3.11, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19                           Replacement of Certain Lenders.  In the event a Lender (“Affected Lender”) shall have: (i) failed to send its Pro Rata Share of any Advance requested by the Borrower, which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under Sections 2.14(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being requested generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders, (iv) invoked Section 10.2, (v) failed to consent to a waiver or amendment hereto which has otherwise been consented to by the Required Lenders, or (vi) failed to consent to an Extension Request under Section 2.1(D) hereof or a Term Loan Extension Request under Section 2.2(D) hereof, then, in any such case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements fifteen (15) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Borrower or the Administrative Agent, as the case may be. shall have engaged for such purpose (“Replacement Lender”) all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, Term Loan Commitment all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 13.3.  The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender.  The Administrative Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within fifteen (15) Business Days after the date of such demand.  Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14(E), 4.1, 4.2, 4.4, and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 for such amounts, obligations and liabilities as are due and payable up to and including (but not after) the date such Affected Lender is replaced pursuant hereto.  Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

2.20                           Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given.  The obligations of the Borrower in respect of any sum due to any

Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the  Administrative Agent, as the case may be, against such loss. and it the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be. agrees to remit such excess to the Borrower.

2.21                           Increase of Aggregate Revolving Loan Commitment.  (A) At any time and from time to time, the Borrower may request (in consultation with the Administrative Agent) that the Aggregate Revolving Loan Commitment be increased without the prior written consent of all of the Lenders, provided, that, (a) the Aggregate Revolving Loan Commitment shall at no time exceed $55,000,000; (b) the Borrower shall not previously have reduced the Aggregate Revolving Loan Commitment; and (c) the Borrower shall not be entitled to make such request more than once.  Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Revolving Loan Commitment and the proposed effective date of such increase.  In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Revolving Loan Commitments bear to the Aggregate Revolving Loan Commitment.  No Lender shall have any obligation to increase its Revolving Loan Commitment pursuant to a Commitment Increase Notice.  On or prior to the date that is ten (10) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Revolving Loan Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”).  Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such ten (10) Business Day period shall be deemed to have denied any increase in its Revolving Loan Commitment.  In the event that the increases of Revolving Loan Commitments set forth in the Lender Increase Notices exceed the amount requested by the Borrower in the Commitment Increase Notice, the Administrative Agent shall have the right, in consultation with the Borrower, to allocate the amount of increases necessary to meet the Borrower’s Commitment Increase Notice.  In the event that the Lender Increase Notices are less than the amount requested by the Borrower, not later than three (3) Business Days prior to the proposed effective date the Borrower may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice.  Any Proposed New Lender shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld).  If the Borrower shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Borrower shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices.  Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Revolving Loan Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Revolving Loan Commitment, which amount shall be effective on the following Business Day.  Any increase in the Aggregate Revolving Loan Commitment shall be subject to the following conditions precedent: (i) the Borrower shall have obtained the consent thereto of any Subsidiary Guarantor of the Obligations and its reaffirmation of the Loan Document(s), if any, executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (ii) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Revolving Loan Commitment, all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (iii) the Borrower, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Revolving Loan Commitment” in support of such increase in the Aggregate Revolving Loan Commitment shall have executed and delivered a Commitment and Acceptance (“Commitment and Acceptance”) substantially in the form of Exhibit M hereto, and (iv) the Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article V or that the Administrative Agent shall have reasonably requested in connection with such increase.  In the event any provision of a Commitment and Acceptance shall be inconsistent with any provision of this Agreement, then this Agreement shall govern.  If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Borrower.  Upon satisfaction of the conditions precedent to any increase in the Aggregate Revolving Loan Commitment, the Administrative Agent shall promptly advise the Borrower and each Lender of the effective date of such increase.  Upon the effective date of any increase in the Aggregate Revolving Loan Commitment that is provided by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder at any time.

(B)                                For purposes of this Section 2.21(B), (i) the term “Buying Lender(s)” shall mean (a) each Lender the Effective Commitment Amount of which is greater than its Revolving Loan Commitment prior to the effective date of any increase in the Aggregate Revolving Loan Commitment and (b) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice, and (ii) the term “Selling Lender(s)” shall mean each Lender whose Revolving Loan Commitment is not being increased from that in effect prior to such increase in the Aggregate Revolving Loan Commitment.  Effective on the effective date of any increase in the Aggregate Revolving Loan Commitment pursuant to Section 2.21(A) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its outstanding Loans in the respective Dollar Amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s outstanding Loans shall equal such Selling Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans.  Effective on the effective date of the increase in the Aggregate Revolving Loan Commitment pursuant to Section 2.21(A) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders.  Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Loans purchased hereby shall equal the respective Dollar Amount necessary so that, from and after such payments, each Buying Lender’s outstanding Loans shall equal such Buying Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans.  Such amount shall be payable on the effective date of the increase in the Aggregate Revolving Loan Commitment by wire transfer of immediately available funds to the Administrative Agent.  The Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders.  Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Loans being sold and assigned hereby for its own account and has not sold,  transferred or encumbered any or all of its interest in such Loans, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Loans being sold by such Selling Lender.  Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents.  The Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Eurodollar Rate Loan hereunder on the terms and in the manner as set forth in Article IV.

ARTICLE III:  THE LETTER OF CREDIT FACILITY

3.1                                 Obligation to Issue Letters of Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower through such Issuing Bank’s branches as it and the Borrower may jointly agree, one or more Letters of Credit denominated in Dollars in accordance with this Article III, from time to time during the period, commencing on the Closing Date and ending on the Business Day prior to the Termination Date.

3.2                                 Transitional Letters of Credit.  Schedule 3.2 contains a schedule of certain letters of credit issued for the account of the Borrower prior to the Closing Date.  Subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III.

3.3                                 Types and Amounts.  No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(A)                              issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (i) the Dollar Amount of the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, or (ii) the aggregate outstanding Dollar Amount of the L/C Obligations would exceed $10,000,000; or

(B)                                issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of (x) one (1) year after the date of issuance thereof or (y) five (5) Business Days immediately preceding the Revolving Credit Termination Date; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in clause (y) above.

3.4                                 Conditions.  In addition to being subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(A)                              the Borrower shall have delivered to the applicable Issuing Bank at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (each such request a “Request For Letter of Credit”), duly executed applications for such Letter of Credit and such letter of credit agreement as required by such Issuing Bank, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”) to which L/C Documents Borrower agrees to be bound, (provided in the event of any conflict in terms between this Agreement and the L/C Documents, this Agreement’s terms shall govern) and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(B)                                as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

(C)                                In the event of any conflict between the terms of this Agreement and the terms of any application for a Letter of Credit, the terms of this Agreement shall control.

3.5                                 Procedure for Issuance of Letters of Credit.

(A)                              Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may, assume that the applicable conditions set forth in Section 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

(B)                                The Issuing Bank shall give the Administrative Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit; provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(C)                                No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this Section 3.5 are met as though a new Letter of Credit was being requested and issued.

3.6                                 Letter of Credit Participation.  On the date of this Agreement with respect to the Letters of Credit identified on Schedule 3.2 and immediately upon the issuance of each Letter of Credit hereunder, each Lender with a Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the Dollar Amount available for drawing under such Letter of Credit multiplied by such Lender’s Pro Rata Share.  Each Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit.  On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or. in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent or the applicable Issuing Bank, each Lender shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in an amount equal to such Lender’s Pro Rata Share of the Dollar Amount of such payment or draw.  The obligation of each Lender to reimburse the Issuing Banks under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute.  In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 3.6.

3.7                                 Reimbursement Obligation.  The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, if the Borrower shall have received notice of a Reimbursement Obligation later than 11:00 a.m. (Chicago time), on any Business Day or on a day which is not a Business Day, no later than 11:00 a.m. (Chicago time), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank.  If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.7, the Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the Dollar Amount of the unpaid Reimbursement Obligation.  Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans.  Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation.  If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance plus two percent (2.0%) per annum.

3.8                                 Letter of Credit Fees.  The Borrower agrees to pay:

(A)                              quarterly, in arrears, to the Administrative Agent for the ratable benefit of the Lenders a letter of credit fee at a rate per annum equal to the Applicable Eurodollar Margin in effect on the average daily outstanding Dollar Amount available for drawing under each standby Letter of Credit;

(B)                                quarterly, in arrears, to the applicable Issuing Bank, a letter of credit fronting fee equal to 0.125% per annum on the average daily outstanding face amount available for drawing under each standby Letter of Credit issued by such Issuing Bank; and

(C)                                to the Issuing Bank, all customary fees and other issuance, amendment. cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by such Issuing Bank with respect to standby Letters of Credit, payable at the time of invoice of such amounts.

3.9                                 Issuing Bank Reporting Requirements.  In addition to the notices required by Section 3.5(B), the Issuing Bank shall, no later than the tenth (10th) Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, and amount expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during such month.  In addition, upon the request of the Administrative Agent, the Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent.  Upon the request of any Lender, the Administrative Agent will provide to such Lender information concerning such Letters of Credit.

3.10                           Indemnification; Exoneration.

(A)                              In addition to amounts payable as elsewhere provided in this Article III, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the applicable Issuing Bank, to the extent resulting from its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(B)                                As among the Borrower, the Lenders, the Administrative Agent and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Administrative Agent, the Issuing Bank nor any Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction):  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts.  None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.l0.

(C)                                In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

(D)                               Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(E)                                 Cash Collateral.  Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, following the occurrence and during the continuance of a Default or upon payout or termination of this Agreement in full in cash, the Borrower shall, on the Business Day that it receives Administrative Agent’s demand, deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Bank, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to one hundred five percent (105%) of the aggregate Dollar Amount of the outstanding L/C Obligations.  Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Lenders and the Issuing Bank as collateral security for the Borrower’s obligations in respect of this Agreement and each of the Letters of Credit.  Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine.  Amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit. shall be returned to the Borrower within one (1) Business Day (after deduction of the Administrative Agent’s expenses incurred in connection with such cash collateral account).

ARTICLE IV:  CHANGE IN CIRCUMSTANCES

4.1                                 Yield Protection.  If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date the relevant Lender became a party to this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

(A)                              subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or taxation of a similar basis, which are governed by Section 2.14(E), and excluding any other taxes for which such Lender has been reimbursed by the Borrower), or changes the basis of taxation of payments to any Lender in respect of its Revolving Loan Commitment, Term Loan Commitment Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

(B)                                imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending

Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans) with respect to its Revolving Loan Commitment, Term Loan Commitment, the Loans, L/C Interests or the Letters of Credit, or

(C)                                imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Revolving Loan Commitment, the Term Loan Commitment, the Loans, the L/C Interests or the Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of its Revolving Loan Commitment, Term Loan Commitment, the Loans or the L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Revolving Loan Commitment, Term Loan Commitment Loans, L/C Interests, or Letters of Credit or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit, its Revolving Loan Commitment and Term Loan Commitment; provided, however, that the Borrower shall not be required to pay any additional amounts pursuant to this Section 4.1 incurred more than 90 days prior to the date of the relevant Lender’s demand therefor.

4.2                                 Changes in Capital Adequacy Regulations.  If a Lender determines (i) the amount of capital required to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Revolving Loan Commitment, Term Loan Commitment, the Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy); provided, however, that the Borrower shall not be required to pay any additional amounts pursuant to this Section 4.2 incurred more than 90 days prior to the date of the relevant Lender’s demand therefor.  “Change” means (i) any change after the date the relevant Lender became a party to this Agreement in the “Risk-Based Capital Guidelines” (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi- governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date the relevant Lender became a party to this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.  “Risk- Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date the relevant Lender became a party to this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date the relevant Lender became a party to this Agreement.

4.3                                 Availability of Types of Advances.  If (i) any Lender determines, in the exercise of its business judgment, that maintenance of its Fixed-Rate Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type, currency or maturity appropriate to match fund Fixed-Rate Loans are not available or (y) the interest rate applicable to Fixed-Rate Loans does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i), require any Advances of the affected Type to be repaid or converted into another Type.

4.4                                 Funding Indemnification.  Subject to Section 2.4(B), if any payment of a Fixed-Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Fixed-Rate Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed-Rate Loan.

4.5                                 Lender Statements; Survival of Indemnity.  If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed-Rate Loans to reduce any liability of the Borrower to such Lender under Section 2.14(E) or Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not materially disadvantageous, in the judgment of the Lender, to such Lender.  Any demand for compensation pursuant to Section 2.14(E) or this Article IV shall be in writing and shall state the amount due, if any, under Section 2.14(E), 4.1, 4.2, or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive, and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Fixed-Rate Loan shall be calculated as though each Lender funded its Fixed-Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  The obligations of the Borrower under Sections 2.14(E), 4.1, 4.2, or 4.4 shall survive payment of the Obligations and termination of this Agreement.  If the obligation of any Lender to make a Loan has been suspended under this Article IV for more than three consecutive months, or any Lender has requested compensation under this Article IV, then the Borrower, provided no Default exists, shall have the right, subject to the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld), to substitute a financial institution for such

Lender.  Such substitution shall result in such financial institution acquiring such Lender’s rights, duties and obligations hereunder and assuming such Lender’s Revolving Loan Commitment or Term Loan Commitment hereunder.  Upon such acquisition and assumption, the obligations of the Lender subject thereto shall be discharged, such Lender’s Revolving Loan Commitment or Term Loan Commitment shall be reduced to zero, and such Lender shall cease to be obligated to make further Revolving Loans or Term Loans.

ARTICLE V:  CONDITIONS PRECEDENT

5.1                                 Initial Advances and Letters of Credit.  The Lenders shall not be required to make the initial Loans or issue any Letters of Credit unless the Borrower has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent and the Lenders:

(1)                                  The Credit Agreement, duly executed by Borrower, the Administrative Agent and each Lender;

(2)                                  Revolving Loan Notes, for each Lender, payable to such Lender’s order in the amount of each Lender’s Pro Rata Share of the Revolving Loan Commitment;

(3)                                  Term Loan Notes, for each Lender, payable to such Lender’s order in the amount of its Pro Rata Share of the Term Loan Commitment;

(4)                                  Secretary’s Certificate of Borrower, in the form of Exhibit  G-2, together with (i) copies of the Certificate of Incorporation (or other comparable constituent document) of Borrower, together with all amendments, (ii) a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization, (iii) copies, certified by the Secretary of Borrower, of its By-Laws (or other comparable governing document) and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents and (iv) an incumbency certificate, executed by the Secretary, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(5)                                  Secretary’s Certificate of each Subsidiary Guarantor, in the form of Exhibit  G-3, together with (i) copies of the Certificate of Incorporation (or other comparable constituent document) of each Subsidiary Guarantor, together with all amendments, (ii) a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization, (iii) copies, certified by the Secretary of each Subsidiary Guarantor, of its By-Laws (or other comparable governing document) and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any

Lender) authorizing the execution of the Loan Documents and (iv) an incumbency certificate, executed by the Secretary, which shall identify by name and title and bear the signature of the officers of such Subsidiary Guarantor authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by such Subsidiary Guarantor;

(6)                                  The Subordination Agreement executed by U.S. Traffic Corporation, Myers/Nuart Electrical Products, Inc., and the Administrative Agent of the Lenders;

(7)                                  The Subsidiary Guaranty executed by each Significant Domestic Incorporated Subsidiary, any Subsidiary designated as a Subsidiary Guarantor by Borrower and the Administrative Agent;

(8)                                  An Officer’s Certificate, in the form of Exhibit G-1, signed by the chief financial officer of the Borrower, stating that on the date of this Agreement all the representations in this Agreement are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date), and no material adverse change, or Default or Unmatured Default has occurred and is continuing;

(9)                                  Documentation, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the termination of the Lender Commitments to lend under Northern Trust Credit Agreement and the repayment of all obligations owing thereunder;

(10)                            Written money transfer instructions reasonably requested by the Administrative Agent, addressed to the Administrative Agent and signed by an Authorized Officer;

(11)                            Evidence, satisfactory to the Administrative Agent, that the Borrower has paid to the Administrative Agent, the fees payable pursuant to Section 2.14 and 3.8 hereof;

(12)                            The written opinion of the Borrower’s counsel in the form of the opinion attached hereto as Exhibit E, addressed to the Administrative Agent, the Issuing Banks and the Lenders, in form and substance acceptable to the Administrative Agent and its counsel, with respect to (without limitation) the due authorization, execution and enforceability of this Agreement and the other Loan Documents by Borrower and each Subsidiary Guarantor, as applicable;

(13)                            A certified copy of the duly executed Asset Purchase Agreement to the U.S. Traffic Acquisition and evidence, satisfactory to the Administrative Agent, that the U.S. Traffic Acquisition has closed; and

(14)                            Intentionally Ommitted.

(15)                            Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, each other document reflected on the List of Closing Documents attached as Exhibit F to this Agreement.

5.2                                 Each Advance and Letter of Credit.  The Lenders shall not be required to make any Advance, or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

(A)                              There exists no Default or Unmatured Default;

(B)                                The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date); and

(C)                                The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit and the Term Loans would not, exceed the Aggregate Revolving Loan Commitment or the Term Loan Commitment respectively.

Each Borrowing/Election Notice with respect to each such Advance and Loan and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(A), (B) and (C) have been satisfied.

ARTICLE VI:  REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date as required by Section 5.2:

6.1                                 Organization; Corporate Powers.  The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

6.2                                 Authority; Enforceability.

(A)                              Each of the Borrower and each of its Subsidiaries has the requisite power and authority to execute, deliver and perform each of the Loan Documents which have been executed by it as required by this Agreement and the other Loan Documents.

(B)                                The execution, delivery, and performance, of each of the Loan Documents which have been executed as required by this Agreement, the other Loan Documents or otherwise to which the Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate, acts (including any required shareholder approval) of the Borrower or such Subsidiary, as applicable.

(C)                                Each of the Loan Documents to which the Borrower is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles).

6.3                                 No Conflict; Governmental Consents.  The execution, delivery and performance of each of the Loan Documents to which the Borrower is a party do not and will not (i) conflict with the certificate or articles of incorporation (or other applicable constituent documents) of the Borrower, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower, or require termination of any Contractual Obligation, except such breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower, other than Liens permitted or created by the Loan Documents.  Except as set forth on Schedule 6.3 to this Agreement, the execution, delivery and performance of each of the Loan Documents to which the Borrower is a party do not and will not require any registration with, consent or approval of or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.4                                 Financial Statements.  The consolidated financial statements of the Borrower and its Subsidiaries at and for the year ended June 30, 2002 heretofore delivered to the Administrative Agent and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operation of the Borrower and its Subsidiaries at June 30, 2002 and the consolidated results of their operations for the period then ended.

6.5                                 No Material Adverse Change.  Since June 30, 2002, except as disclosed (x) in any of the Borrower’s Form 10-Q, 10-K, or 8-K filings with the Commission subsequent to December 31, 2002 but prior to the Closing Date, or (y) in any letter or confidential offering memorandum delivered by the Borrower to the Administrative Agent and the Lenders prior to the Closing Date, there has occurred no change in the business, properties, financial condition, performance, or results of operations of the Borrower, or the Borrower and its Subsidiaries taken as a whole, or any other event which has had or would reasonably be expected to have a Material Adverse Effect.

6.6                                 Taxes.  Each of the Borrower and its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith and reserved for in accordance with generally accepted accounting principles as in effect from time to time (if and to the extent so required), have paid or caused to be paid all taxes as shown on said returns on any assessment received by it, to the extent that such taxes have become due.  The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

6.7                                 Litigation; Loss Contingencies and Violations.  Except as disclosed on Schedule 6.7, there is no action, suit, proceeding, arbitration or, to the Borrower’s knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower’s knowledge, threatened in writing against the Borrower, any of its Subsidiaries or any property of any of them which could reasonably be expected to have a Material Adverse Effect.

6.8                                 Subsidiaries.  Schedule 6.8 to this Agreement (as updated from time to time by the Borrower after the formation, acquisition or dissolution of any Subsidiary (i) contains a description of the corporate structure of the Borrower, its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest; and (ii) accurately sets forth (A) the correct legal name and the jurisdiction of organization, (B) a listing of all of the Borrower’s or any Domestic Incorporated Subsidiary’s Significant Domestic Incorporated Subsidiaries, (C) the authorized, issued and outstanding shares of each class of Capital Stock of each of the Borrower’s Subsidiaries and the owners of such shares, and (D) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, which the Borrower and each Subsidiary of the Borrower holds in any Person that is not a corporation.  Except as disclosed on Schedule 6.8, none of the issued and outstanding Capital Stock of the Borrower or any of the Borrower’s Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock.  The outstanding Capital Stock of each of the Borrower’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

6.9                                 ERISA.  Except as disclosed on Schedule 6.9, no Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived.  Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums.  As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not by a material amount less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein).  Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or (ii) incurred a material complete or partial withdrawal under Section 4203 or Section 4205 of ERISA from a Multiemployer Plan.  Neither the Borrower nor any member of the Controlled Group has failed to make an installment or any other payment of a material amount required under Section 412 of the Code on or before the due date for such installment or other payment.  There have been no and there is no prohibited transaction described in Sections 406 of ERISA or 4975 of the Code with respect to any Plan for which a statutory or administrative exemption does not exist which could reasonably be expected to subject the Borrower or any of is Subsidiaries to material liability.  Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Subsidiaries to material liability.  Neither the Borrower nor any member of the Controlled Group is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA.  For purposes of this Section 6.9, “material” means any amount, noncompliance or other basis for liability which could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate with each other basis for liability under this Section 6.9, in excess of $3,000,000.

6.10                           Accuracy of Information.  The information, exhibits and reports furnished by the Borrower and any of its Subsidiaries, or by the Borrower on behalf of any of its Subsidiaries, to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof (excluding any forecasts and projections of financial information and results submitted to any Lender as works in process or as materials not otherwise required to be submitted to the Commission), taken as a whole, do not contain as of the date thereof any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

6.11                           Securities Activities.  Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

6.12                           Material Agreements.

(a)                                  Neither the Borrower nor any Subsidiary is a party to or subject to any Contractual Obligation, which, as of such date, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)                                 No member of the senior management of either the Borrower or any of its Subsidiaries has received written notice that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation to which it is a party, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.

6.13                           Compliance with Laws.  The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.14                           Assets and Properties.  Each of the Borrower and its Subsidiaries has good and sufficient title to all of its material real and personal properties owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C), and except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

6.15                           Statutory Indebtedness Restrictions.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Investment Company Act of 1940, or any other foreign, federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

6.16                           Labor Matters.  To the knowledge of the Borrower, no attempt to organize the employees of the Borrower or any of its Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower’s or such Subsidiaries’ knowledge, threatened, planned or contemplated which would reasonably be expected to have a Material Adverse Effect.

6.17                           Environmental Matters.

(A)                              Except as disclosed on Schedule 6.17 to this Agreement

(i)                                     the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

(ii)                                  the Borrower and its Subsidiaries have all permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

(iii)                               neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower’s or any of its Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

(iv)                              there is not now, nor to the Borrower’s or any of its Subsidiaries’ knowledge has there ever been, on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material; and

(v)                                 to the knowledge of the Borrower or any of its Subsidiaries, neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

(B)                                For purposes of this Section 6.17 “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $3,000,000.

6.18                           Insurance.  The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all of its property in such amounts, subject to deductibles and self-insurance retentions, and covering such properties and risks, as is consistent with sound and customary business practices for companies in lines of business similar to the Borrower and its Subsidiaries.

6.19                           Use of Proceeds.  All proceeds of the Revolving Loan shall be used for working capital and general corporate purposes, refinancing of existing indebtedness and to finance acquisitions and all proceeds of the Term Loan shall be used to finance the U.S. Traffic Acquisition.

6.20                           Solvency.  The Borrower (i) is currently, and after giving effect to the transactions contemplated by this Agreement, the Notes and the other Loan Documents, will be able to pay its debts as they come due and will not incur debts beyond its ability to pay such debts as they mature or come due, (ii) has capital sufficient to carry on its business and any business in which it intends or is about to engage, and (iii) owns property and assets having a value (as a going concern) in excess of its liabilities and debts.  No transfer of property is being made and no Obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Borrower or any Affiliates of the Borrower.

ARTICLE VII:  COVENANTS

The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of all Letters of Credit (or cash collateralization thereof in accordance with Section 3.11), unless the Required Lenders shall otherwise give prior written consent:

7.1                                 Reporting.  The Borrower shall:

(A)                              Financial Reporting.  Furnish to the Administrative Agent (with sufficient copies for each of the Lenders):

(i)                                     Quarterly Reports.  As soon as practicable, and in any event no later than the earlier to occur of (x) the fifty second (52nd) day after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, and (y) the tenth (10th) day after the date on which any of the following items are required to be delivered to the Commission, the consolidated and consolidating balance sheet of the Borrower and its

Subsidiaries as at the end of such period and the related statement of consolidated and consolidating earnings of the Borrower and its Subsidiaries for such fiscal quarter and the related statements of consolidated earnings and consolidated cash flows of the Borrower and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with generally accepted accounting principles as in effect from time to time, subject to normal year-end audit adjustments and the absence of footnotes.  With respect to any fiscal quarter, if all of the foregoing information is fairly, accurately and completely set forth in the Borrower’s Form 10-Q filing with the Commission for such fiscal quarter, the Borrower may deliver such Form 10-Q filing in lieu of a separate report setting forth such information:  provided, however, that the Borrower must comply with the foregoing timing requirements for such delivery whether constituting a Form 10-Q filing or another report and must deliver any corresponding compliance certificates hereunder when due.

(ii)                                  Annual Reports.  As soon as practicable, and in any event no later than the earlier to occur of (x) the ninetieth (90th) day after the end of each fiscal year of the Borrower, and (y) the tenth (10th) day after the date on which any of the following items are required to be delivered to the Commission, (a) the audited consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related statements of consolidated earnings, consolidated shareholders’ equity and consolidated cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year in form and substance sufficient to calculate the financial covenants set forth in Section 7.4, and (b) an audit report on the items listed in clause (a) hereof (with the exception of the unaudited consolidating balance sheet) of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with generally accepted accounting principles as in effect from time to time and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.  The deliveries made pursuant to this clause (ii) shall be accompanied by a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default under Section 7.4, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist under Section 7.4, stating the nature and status thereof.  With respect to any fiscal year, if all of the foregoing information is fairly, accurately and completely set forth in the Borrower’s Form 10-K filing with the Commission for such fiscal year, the Borrower may deliver such Form 10-K filing in lieu of a separate report setting forth such information, together with the accountant’s certificate described in the prior sentence (which is not part of the Form 10-K); provided, however, that the Borrower must comply with the timing requirements for such delivery whether constituting a Form 10-K filing or another report and must deliver any corresponding compliance certificates hereunder when due.

(iii)                               Officer’s Certificate.  Together with each delivery of any financial statement (a) pursuant to clauses (i) and (ii) of this Section 7.1(A), an Officer’s Certificate of the Borrower, substantially in the form of Exhibit G-1 attached hereto and made a part hereof, stating that (x) the representations and warranties of the Borrower contained in Article VI hereof shall have been true and correct in all material respects (unless such representation or warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date) at all times during the period covered by such financial statements and as of the date of such Officer’s Certificate, (y) as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (z) the Borrower, the Borrower’s chief executive officer, and the Borrower’s chief financial officer are in compliance with all requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto (or such other officers as may be required from time to time thereunder), and (b) pursuant to clauses (i) and (ii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by the Borrower’s chief financial officer, (1) demonstrating compliance, when applicable, with the provisions of Sections 7.3(A) through (N) and Section 7.4, and (2) calculating the Leverage Ratio for purposes of determining the then Applicable Eurodollar Margin, the Applicable ABR Margin, the Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage.

(iv)                              Budget.  No later than August 15 of each fiscal year (or earlier if possible), a budget in the form satisfactory to the Administrative Agent (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by the Borrower for that fiscal year, commencing as of July 1 of that year, prepared in summary form, in each case, on a consolidated basis, for the Borrower and its Subsidiaries.

(B)                                Notice of Default.  Promptly upon any of the chief executive officer, chief financial officer, or treasurer of the Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice to any Authorized Officer with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to any Authorized Officer of the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), the Borrower shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed default.  Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto.

(C)                                Lawsuits.  (i) Promptly upon the Borrower’s chief executive officer, chief financial officer, or treasurer obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower’s reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $3,000,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Borrower or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.1(C), upon request of the Administrative Agent or the Required Lenders (which requests shall be made no more than once a quarter), promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

(D)                               ERISA Notices.  Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(i)                                     within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower or its Subsidiaries to liability individually or in the aggregate in excess of $3,000,000, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii)                                  within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request within ten (10) Business Days such communication is received;

(iii)                               within ten (10) Business Days after the Borrower or any member or the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter; and

(iv)                              within ten (10) Business Days after the Borrower or any member of the Controlled Group fails to make a required installment or any other required payment to a Benefit Plan which could result in the imposition of a lien under Section 412(a) of tile Code, a notice thereof.

For purposes of this Section 7.1 (D), the Borrower and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group is the plan sponsor.

(E)                                 Labor Matters.  Notify the Administrative Agent and the Lenders in writing, promptly upon an Authorized Officer of the Borrower learning of (i) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities, which dispute would reasonably be expected to have a Material Adverse Effect and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

(F)                                 Other Indebtedness.  Deliver to the Administrative Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Borrower to the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of  $2,000,000 pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice of default is delivered to such holders, and (ii) a copy of each notice or other communication received by the Borrower from the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $2,000,000 regarding potential or actual defaults pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Borrower.

(G)                                Other Reports.  Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of (i) all financial statements, reports and notices, if any, sent by the Borrower to its securities holders or filed with the Commission by the Borrower, and (ii) all notifications received from the Commission by the Borrower or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder.  The Borrower shall include the Administrative Agent and the Lenders on its standard distribution lists for all press releases made available generally by the Borrower to the public concerning material developments in the business of the Borrower or any such Subsidiary.

(H)                               Environmental Notices.  As soon as possible and in any event within twenty (20) days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and each of its Subsidiaries to liability individually or in the aggregate in excess of $3,000,000.

(I)                                    Other Information.  Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Borrower. any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent.

7.2                                 Affirmative Covenants.

(A)                              Corporate Existence, Etc.  Except as permitted pursuant to Section 7.3(I), the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its valid existence and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, unless, in the good faith judgment of the Borrower, the failure to preserve any such rights or franchises would not reasonably be expected to have a Material Adverse Effect.

(B)                                Corporate Powers; Conduct of Business.  The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or would reasonably be expected to have a Material Adverse Effect.

(C)                                Compliance with Laws, Etc.  The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law (including, without limitation, Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002) and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing, unless failure to comply with such Requirements of Law or such covenants or to obtain or maintain such permits would not reasonably be expected to have a Material Adverse Effect.

(D)                               Payment of Taxes and Claims; Tax Consolidation.  The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Borrower’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if (x) being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles as in effect from time to time shall have been made therefor, or (y) the nonpayment of all such taxes, assessments and other governmental charges would not reasonably be expected to have a Material Adverse Effect.

(E)                                 Insurance.  The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, such insurance policies and programs as reflect coverage that is reasonably consistent with prudent industry practice for companies operating in the same or similar locations.

(F)                                 Inspection of Property; Books and Records; Discussions.  The Borrower shall permit and cause each of the Borrower’s Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested.  The Borrower shall keep and maintain, in all material respects, proper books of record and account on a consolidated basis in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.  The Borrower shall cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account.  If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall provide copies of such records to the Administrative Agent or its representatives.

(G)                                ERISA Compliance.  The Borrower shall, and shall cause each of its Subsidiaries to, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans and Non-ERISA Commitments to comply in all material respects with the applicable provisions of the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments, unless the failure to maintain, operate and comply with the foregoing, as applicable, would not reasonably be expected to subject Borrower or its Subsidiaries to a liability in excess of $3,000,000.

(H)                               Maintenance of Property.  The Borrower shall cause all material property used in the conduct of its business or the business of any Subsidiary to be maintained and kept in adequate condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 7.2(H) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary.

(I)                                    Environmental Compliance.  The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $3,000,000.

(J)                                   Use of Proceeds.  The Borrower shall use the proceeds of the Revolving Loans for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, to consummate Permitted Acquisitions).  The Borrower shall use the proceeds of the Term Loan to finance the U.S. Traffic Acquisition.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock.

(K)                               Subsidiary Guarantees.  The Borrower will, including in connection with a Permitted Acquisition, (a) cause each Significant Domestic Incorporated Subsidiary or Significant Foreign Incorporated Subsidiary to execute the Subsidiary Guaranty (and from and after the Closing Date cause each Significant Domestic Incorporated Subsidiary or Significant Foreign Incorporated Subsidiary or any other Subsidiary designated a Subsidiary Guarantor by Borrower, to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within sixty (60) days after becoming a Significant Domestic Incorporated Subsidiary or Significant Foreign Incorporated Subsidiary of the Borrower or being designated a Subsidiary Guarantor by Borrower, as applicable, an executed Supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form of Annex I to Exhibit N attached hereto (whereupon such Subsidiary shall become a “Subsidiary Guarantor” under this Agreement)), and (b) deliver and cause each such Subsidiary to deliver corporate resolutions, opinions of counsel, and such other corporate documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that upon the Borrower’s written request of and certification to the Administrative Agent that a Domestic Incorporated Subsidiary or Significant Foreign Incorporated Subsidiary is no longer a Significant Domestic Incorporated Subsidiary or Significant Foreign Incorporated Subsidiary or that a designated Subsidiary Guarantor is no longer designated as a Subsidiary Guarantor, the Administrative Agent shall release such Domestic Incorporated Subsidiary, Significant Foreign Incorporated Subsidiary or designated Subsidiary from its duties and obligations under the Subsidiary Guaranty; provided, further, that if such Domestic Incorporated Subsidiary or Significant Foreign Incorporated Subsidiary subsequently qualifies as a Significant Domestic Incorporated Subsidiary or Significant Foreign Incorporated Subsidiary, it shall be required to re-execute the Subsidiary Guaranty.  Notwithstanding the above to the contrary, with respect to a Significant Foreign Incorporated Subsidiary (or a Subsidiary that is not a Domestic Incorporated Subsidiary but is designated as a Subsidiary Guarantor), Borrower may deliver, in lieu of a Subsidiary Guaranty, a pledge agreement, in form and substance acceptable to the Administrative Agent, pledging no more than sixty-five percent (65%) of the voting stock of such Subsidiary to the Administrative Agent for the benefit of Lenders.

7.3                                 Negative Covenants.

(A)                              Indebtedness.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i)                                     the Obligations;

(ii)                                  Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

(iii)                               Indebtedness in respect of obligations secured by Customary Permitted Liens;

(iv)                              Indebtedness constituting Contingent Obligations permitted by Section 7.3(E);

(v)                                 Indebtedness arising from intercompany loans and advances to any Subsidiary, other than to a Significant Domestic Incorporated Subsidiary or to any Subsidiary which has executed and delivered to the Administrative Agent, a Subsidiary Guaranty, in an aggregate principal amount not to exceed a Dollar Amount equal to $3,000,000 at any time; provided, that such intercompany loans and advances shall be subject to the subordination provisions of Section 10.14 of this Agreement and Section 6 of the Subsidiary Guaranty;

(vi)                              Indebtedness in respect of Hedging Obligations permitted under Section 7.3(M);

(vii)                           Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business;

(viii)                        Indebtedness evidenced by the Subordinated Notes in an aggregate principal amount not to exceed $5,000,000; and

(ix)                                secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any of its Subsidiaries to finance the acquisition of assets used in its business, if (1) at the time of such incurrence no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable assets on the date acquired, (3) such Indebtedness does not exceed $5,000,000 in the aggregate outstanding at any time, and (4) any Lien securing such Indebtedness is permitted under Section 7.3(C).

(B)                                Sales of Assets.  Neither the Borrower nor any of its Subsidiaries shall consummate any Asset Sale, except:

(i)                                     transfers of assets between the Borrower and any wholly-owned Subsidiary of the Borrower or between wholly-owned Subsidiaries of the Borrower not otherwise prohibited by this Agreement;

(ii)                                  sales of inventory and licenses of intellectual property, each in the ordinary course of business;

(iii)                               the disposition in the ordinary course of business of equipment that is obsolete, excess, or no longer used or useful in the Borrower’s or any Subsidiary’s business;

(iv)                              sales, assignments, transfers, leases, conveyances or other dispositions of other assets if such transaction (a) is for not less than fair market value (as determined in good faith by the Borrower’s management or board of directors) and (b) when combined with all such other transactions (each such transaction being valued at book value) during the then current fiscal year, represents the disposition of assets with an aggregate book value not greater than 10% of the aggregate book value of Consolidated Assets as of the end of the immediately preceding fiscal year.  If the proceeds resulting from an Asset Sale are used by the Borrower or the applicable

Subsidiary within 180 days of the date on which such proceeds arose to acquire property of a similar nature to be used in the Borrower’s or such Subsidiary’s ordinary course of business, then, only for purposes of determining compliance with this Section 7.3(B)(iv), such Asset Sale shall not be included in such determination.

(C)                                Liens.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i)                                     Liens created by the Loan Documents or otherwise securing the Obligations;

(ii)                                  Permitted Existing Liens;

(iii)                               Customary Permitted Liens;

(iv)                              purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Borrower’s acquisition thereof) securing Indebtedness permitted pursuant to Section 7.3(A)(ix); provided that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease;

(v)                                 Liens with respect to property acquired by the Borrower or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired;

(vi)                              Liens securing the non-delinquent performance of surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business; and

(vii)                           other Liens securing Indebtedness not to exceed $3,000,000 in the aggregate.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Lenders, as collateral for the Obligations.

(D)                               Investments.  Except to the extent permitted pursuant to paragraph (G) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(i)                                     Investments in cash and Cash Equivalents;

(ii)                                  Permitted Existing Investments;

(iii)                               Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv)                              Investments consisting of deposit accounts maintained by the Borrower and its Subsidiaries;

(v)                                 Investments in any Subsidiary Guarantor;

(vi)                              Investments constituting Permitted Acquisitions;

(vii)                           Investments constituting Indebtedness permitted by Section 7.3(A), Contingent Obligations permitted by Section 7.3(E) or Restricted Payments permitted by Section 7.3(F);

(viii)                        Investments consisting of any right of the Borrower or its wholly-owned Domestic Incorporated Subsidiaries to payment for goods sold or for services rendered, whether or not it has been earned by performance;

(ix)                                Investments in addition to those referred to elsewhere in this Section 7.3(D) in an aggregate amount not to exceed  $3,000,000 at any time outstanding.

(E)                                 Contingent Obligations.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except:  (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, guarantees and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Borrower or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business; (v) Contingent Obligations of the Subsidiary Guarantors under the Subsidiary Guaranty; (vi) obligations arising under or related to the Loan Documents; (vii) Contingent Obligations in respect of representations and warranties customarily given in respect of Asset Sales otherwise permitted hereunder; and (viii) Contingent Obligations, in an aggregate amount not to exceed $3,000,000, arising as a result of the guaranty of any Indebtedness not described in clauses (i) through (ix) hereof and otherwise permitted under Section 7.3(A).

(F)                                 Restricted Payments.  The Borrower shall not declare or make any Restricted Payment if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

(G)                                Conduct of Business; Subsidiaries; Acquisitions.  Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower on the date hereof and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof.  The Borrower shall not create, acquire or capitalize any Subsidiary after the date hereof unless (i) no Default or Unmatured Default which is not being cured shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true in all material respects as of such date); and (iii) after such creation, acquisition or capitalization the Borrower shall be in compliance with the terms of Section 7.2(K) and Section 7.3(L).  The Borrower shall not make any Acquisitions without approval by the Required Lenders; provided that Borrower shall not need the approval of the Required Lenders to make Permitted Acquisitions (as defined below) of up to (x) $5,000,000 in aggregate purchase price in the first twelve month period immediately following the date of this Agreement, (ii) $10,000,000 in aggregate purchase price in the second twelve month period immediately following the date of this Agreement, and (iii) up to the amount equal to 50% of the Borrower’s trailing twelve month EBITDA in aggregate purchase price during any twelve month period from and after the end of the second twelve month period immediately following the date of this Agreement.  For purposes of this Agreement, Permitted Acquisitions are Acquisitions meeting the following requirements or otherwise approved by the Required Lenders:

(i)                                     no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

(ii)                                  the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;

(iii)                               the Borrower shall deliver to the Administrative Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 7.3(A) in connection therewith, on a pro forma basis using, for any Acquisition, historical financial statements, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower’s most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default;

(iv)                              after giving effect to such Acquisition, Borrower must demonstrate pro forma availability under the Revolving Loan Commitment of $5,000,000 or more and pro forma compliance with all financial covenants under Section 7.4 hereof; and

(v)                                 the businesses being acquired shall be reasonably similar, related or incidental to, or a logical extension of, the businesses or activities engaged in by the Borrower on the Closing Date.

(H)                               Transactions with Affiliates.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, on terms that are (a) not authorized by the Board of Directors or (b) less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such an Affiliate, except for (i) Restricted Payments permitted by Section 7.3(F), (ii) Investments permitted by Section 7.3(D), (iii) transactions in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and (iv) loans and advances to employees in the ordinary course of business and in amounts consistent with practice in effect prior to the Closing Date.

(I)                                    Restriction on Fundamental Changes.  Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower’s consolidated business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(B). 7.3(D) or 7.3(G) and, (ii) a Subsidiary of the Borrower may be merged into or consolidated with the Borrower (in which case the Borrower shall be the surviving corporation) or any wholly-owned Domestic Incorporated Subsidiary of the Borrower, and (iii) any liquidation of any Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower, as applicable.

(J)                                   Margin Regulations.  Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

(K)                               ERISA.  The Borrower shall not:

(i)                                     permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

(ii)                                  terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in liability of the Borrower or any Controlled Group member under Title IV of ERISA; or

(iii)                               fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment;

except where such transactions, events, circumstances, or failures are not, individually or in the aggregate, reasonably expected to result in liability individually or in the aggregate in excess of $3,000,000.

(L)                                 Domestic Incorporated Subsidiary Covenants.  The Borrower will not, and will not permit any Domestic Incorporated Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Domestic Incorporated Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Domestic Incorporated Subsidiary, make loans or advances or other Investments in the Borrower or any other Domestic Incorporated Subsidiary, or sell, transfer or otherwise convey any of its property to the Borrower or any other Domestic Incorporated Subsidiary other than pursuant to (i) applicable law, (ii) this Agreement or the other Loan Documents or (iii) restrictions imposed by the holder of a Lien permitted by Section 7.3(C).

(M)                            Hedging Obligations.  The Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower or such Subsidiary pursuant to which the Borrower or such Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure, which are non-speculative in nature.  Such permitted hedging agreements entered into by the Borrower and any Lender or any affiliate of any Lender are sometimes referred to herein as “Hedging Agreements.”

(N)                               Issuance of Disqualified Stock.  From and after the Closing Date, neither the Borrower, nor any of its Subsidiaries shall issue any Disqualified Stock unless after giving effect to the next sentence, such Disqualified Stock and Indebtedness is issued in accordance with the terms of this Agreement.  All issued and outstanding Disqualified Stock shall be treated as Indebtedness for all purposes of this Agreement (and as funded Indebtedness for purposes of Section 7.1(F)), and the amount of such deemed Indebtedness shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

7.4                                 Financial Covenants.  The Borrower shall comply with the following:

(A)                              Maximum Leverage Ratio.  The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Leverage Ratio”) of (i) total Indebtedness of the Borrower and its consolidated Subsidiaries to (ii) EBITDA to be greater than 2.90 to 1.00 for each of the fiscal quarters ending June 30, 2003, September 30, 2003, December 31, 2003, March 31, 2004, and June 30, 2004, and 2.75 to 1.00, for all fiscal quarters thereafter.

The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter of the Borrower based upon (a) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the Last Twelve-Month Period, provided, that the Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical financial statements, broken down by fiscal quarter in the Borrower’s reasonable judgment.  For the fiscal quarters ending June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004 (the “Initial Quarters”), Borrower, in connection with the U.S. Traffic Acquisition, shall calculate EBITDA of U.S. Traffic for covenant purposes on a pro forma basis as equal to $4,056,000, and, for each period thereafter, EBITDA shall be calculated as reported.  For the Initial Quarters, Borrower’s EBITDA shall be calculated using $4,056,000 as the U.S. Traffic pro forma EBITDA in lieu of the U.S. Traffic pro forma EBITDA, and for all periods thereafter, Borrower’s EBITDA will be as reported.

(B)                                Minimum Consolidated Net Worth.  The Borrower shall not permit its Consolidated Net Worth at any time to be less than the sum of 85% of its Base Net Worth on the Closing Date.  “Base Net Worth” shall mean Quixote Corporation’s book Net Worth as of April 30, 2003 and equity transactions occurring as a result of the U.S. Traffic Acquisition as of the Closing Date, plus 50% of Quixote’s positive Consolidated Net Income thereafter.  The

Borrower’s compliance with this covenant shall be calculated and tested as of the end of each fiscal quarter.

(C)                                Minimum EBITDA Ratio.  The Borrower and its consolidated Subsidiaries shall maintain minimum EBITDA, measured as of the end of each fiscal quarter period of the Borrower, as measured on a rolling four quarter basis, of $15,000,000.  For the fiscal quarters ending June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004 (the “Initial Quarters”), Borrower, in connection with the U.S. Traffic Acquisition, shall calculate EBITDA of U.S. Traffic for covenant purposes on a pro forma basis as equal to $4,056,000, and, for each period thereafter, EBITDA shall be calculated as reported.  For the Initial Quarters, Borrower’s EBITDA shall be calculated using $4,056,000 as the U.S. Traffic pro forma EBITDA in lieu of the U.S. Traffic pro forma EBITDA, and for all periods thereafter, Borrower’s EBITDA will be as reported.

(D)                               Fixed Charge Coverage Ratio.  The Borrower and its consolidated Subsidiaries shall not permit the ratio (“Fixed Charge Coverage Ratio”), for any period, of (i) EBITDA, minus Capital Expenditures and Patent Expenditures to (ii) the sum of cash Interest Expense, plus scheduled payments of the principal of the Term Loans for such period, plus scheduled payments of the principal portion of all other Indebtedness for borrowed money for such period (excluding payments on the Revolving Loans), plus dividends and distributions paid for such period, and taxes paid for such period, as measured on a rolling four quarter basis, of not less than 1.10 to 1.00 for each of the fiscal quarters ending June 30, 2003, September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004 and 1.2 to 1.0, for all fiscal quarters thereafter.  For the fiscal quarters ending June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004 (the “Initial Quarters”), Borrower, in connection with the U.S. Traffic Acquisition, shall calculate EBITDA of U.S. Traffic for covenant purposes on a pro forma basis as equal to $4,056,000, and, for each period thereafter, EBITDA shall be calculated as reported.  For the Initial Quarters, Borrower’s EBITDA shall be calculated using $4,056,000 as the U.S. Traffic pro forma EBITDA, in lieu of the U.S. Traffic pro forma EBITDA, and, for all periods thereafter, Borrower’s EBITDA will be as reported.  For purposes of this Agreement, “Patent Expenditures” shall mean expenditures of a Person relating to its obtaining, acquiring and defending patents.

ARTICLE VIII:  DEFAULTS

8.1                                 Defaults.  Each of the following occurrences shall constitute a Default under this Agreement:

(A)                              Failure to Make Payments When Due.  The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or Reimbursement Obligations and such failure shall remain unremedied for a period of three (3) days or (ii) shall fail to pay within five (5) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(B)                                Breach of Certain Covenants.  The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower under:

(i)                                     Sections 7.1 or 7.2 and such failure shall continue unremedied for fifteen (15) days, or

(ii)                                  Sections 7.3 or 7.4.

(C)                                Breach of Representation or Warranty.  Any representation or warranty made or deemed made by the Borrower to the Administrative Agent or any Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D)                               Other Defaults.  The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) of this Section 8.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

(E)                                 Default as to Other Indebtedness.  The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $2,000,000: or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness; or require a redemption or other repurchase of such Indebtedness or any such Indebtedness shall be otherwise declared to be due and payable (by, acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(F)                                 Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)                                     An involuntary case shall be commenced against the Borrower, any of the Borrower’s Domestic Incorporated Subsidiaries, or any of the Borrower’s Significant Foreign Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case: or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower, any of the Borrower’s Domestic Incorporated Subsidiaries, or any of the Borrower’s Significant Foreign Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect: or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii)                                  A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower, any of the Borrower’s Domestic Incorporated Subsidiaries or any of the Borrower’s Significant Foreign Subsidiaries or over all or a substantial part of the property of the Borrower, any of the Borrower’s Domestic Incorporated Subsidiaries or any of the Borrower’s Significant Foreign Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower, any of the Borrower’s Domestic Incorporated Subsidiaries or any of the Borrower’s Significant Foreign Subsidiaries or of all or a substantial part of the property of the Borrower, any of the Borrower’s Domestic Incorporated Subsidiaries or any of the Borrower’s Significant Foreign Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower, any of the Borrower’s Domestic Incorporated Subsidiaries or any of the Borrower’s Significant Foreign Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G)                                Voluntary Bankruptcy: Appointment of Receiver, Etc.  The Borrower, any of the Borrower’s Domestic Incorporated Subsidiaries or any of the Borrower’s Significant Foreign Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law. (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

(H)                               Judgments and Attachments.  Any money judgment(s) (other than a money judgment covered by insurance as to which the applicable insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $3,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

(I)                                    Dissolution.  Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(J)                                   Loan Documents.  At any time, for any,’ reason, any Loan Document that materially affects the ability of the Administration Agent or any of the Lenders to enforce the Obligations ceases to be in full force and effect or the Borrower or any of the Borrower’s Subsidiaries party thereto seek to repudiate their respective obligations thereunder.

(K)                               Termination Event.  Any Termination Event occurs which is reasonably likely to subject either the Borrower or any member of its Controlled Group to liability in excess of $3,000,000.

(L)                                 Waiver of Minimum Funding Standard.  If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any’ Controlled Group member to liability in excess of $3,000,000.

(M)                            Change of Control.  A Change of Control shall occur.

(N)                               Environmental Matters.  The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety, Requirements of Law which by” the Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject the Borrower to liability (which is not covered by undenied indemnification by a creditworthy indemnitor) in excess of $3,000,000.

(O)                               Subsidiary Guarantors Revocation.  Any Subsidiary Guarantor of the Obligations shall terminate or revoke any of its obligations under the Subsidiary Guaranty or breach any of the material terms of the Subsidiary Guaranty.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

9.1                                 Termination of Revolving Loan Commitments; Acceleration.  If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of any Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

9.2                                 Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan

Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full in cash.

9.3                                 Amendments.  Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder: provided, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a defaulting Lender under the provisions of Sections 2.19 or 10.2) affected thereby:

(i)                                     Postpone or extend the Revolving Loan Termination Date, Term Loan Termination Date, or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender or any modifications of the provisions relating to prepayments of Loans and other Obligations;

(ii)                                  Reduce the principal amount of any Loans or L/C Obligations. or reduce the rate or extend the time of payment of interest or fees thereon; provided, however, that a waiver of the application of the default rate of interest pursuant to Section 2.10 hereof shall only require the approval of the Required Lenders;

(iii)                               Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”;

(iv)                              Increase the amount of the Revolving Loan Commitment of any Lender hereunder or increase any Lender’s Pro Rata Share;

(v)                                 Permit the Borrower to assign its rights under this Agreement;

(vi)                              Other than pursuant to a transaction permitted by the terms of this Agreement, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty; or

(vii)                           Amend this Section 9.3.

No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, and (b) any Issuing Bank shall be effective without the written consent of such Issuing Bank.  The Administrative Agent may waive payment of the fee required under Section 13.3(C) without obtaining the consent of any of the Lenders.

ARTICLE X:  GENERAL PROVISIONS

10.1                           Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations) and so long as the Commitments have not been terminated.

10.2                           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3                           Intentionally Omitted.

10.4                           Headings.  Section headings in the Loan Documents are for convenience of reference only. and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5                           Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

10.6                           Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7                           Expenses; Indemnification.

(A)                              Expenses.  The Borrower shall reimburse the Administrative Agent for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent which attorneys and paralegals may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.

(B)                                Indemnity.  The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”), based upon its obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on. incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i)                                     this Agreement or any of the other Loan Documents, or any act. event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii)                                  any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of such Indemnitee with respect to the Loan Documents, as determined by the final non-appealable judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C)                                Waiver of Certain Claims; Settlement of Claims.  The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages.  No settlement shall be entered into by the Borrower or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement, the other Loan Documents unless such settlement releases all Indemnitees from any and all liability with respect thereto.

(D)                               Survival of Agreements.  The obligations and agreements of the Borrower under this Section 10.7 shall survive the termination of this Agreement.

10.8                           Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9                           Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates who are expected to be involved in the evaluation of such information and who are advised of the confidential nature of the information, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in Hedging Agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 13.4, and (viii) to rating requires if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

10.10                     Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that .jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11                     Nonliability of Lenders.  The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.12                     GOVERNING LAW.  ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE BORROWER AND THE LENDERS IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS SECTION 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

10.13                     CONSENT TO JURISDICTION; SERVICE OF PROCESS: JURY TRIAL.

(A)                              NON-EXCLUSIVE JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

(B)                                SERVICE OF PROCESS.  THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER ADDRESSED AS PROVIDED HEREIN.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(C)                                WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH.  EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(D)                               ADVICE OF COUNSEL.  EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.

10.14                     Subordination of Intercompany Indebtedness.  The Borrower agrees that any and all claims of the Borrower against any of its Subsidiary Guarantors with respect to any indebtedness of any Subsidiary Guarantor to the Borrower (“Intercompany Indebtedness”), any endorser, obligor or any other Subsidiary Guarantor of all or any part of the Obligations, or against any of its properties, including, without limitation, claims arising from liens or security interests upon property, shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations: provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such Subsidiary Guarantor to the extent permitted by the terms of this Agreement and the other Loan Documents.  Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness in contravention of this Agreement or the Loan Documents or after the occurrence of a Default, including, without limitation, an event described in Section 8.1(F) or (G) prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Lenders (and their Affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the holders of the Obligations.  If the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same.  The Borrower agrees that until the Obligations involving the payment of monies (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Lenders (and their Affiliates) have been terminated, the Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim the Borrower has or may have against any Subsidiary Guarantor.

ARTICLE XI:  THE ADMINISTRATIVE AGENT

11.1                           Appointment; Nature of Relationship.  The Northern Trust Company is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the

Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-102 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders, for itself and on behalf of its affiliates, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

11.2                           Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

11.3                           General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.

11.4                           No Responsibility for Loans, Creditworthiness, Recitals, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.  The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any Subsidiary Guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

11.5                           Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans.  Upon receipt of any such instructions from the

Required Lenders (or all of the Lenders in the even that and to the extent that this Agreement expressly requires such), the Administrative Agent shall be permitted to act on behalf of the full principal amount of the Obligations.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by: the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6                           Employment of Administrative Agent and Counsel.  The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7                           Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8                           The Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to its respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.

11.9                           Rights as a Lender.  With respect to its Revolving Loan Commitment, Term Loan Commitment, Loans made by it, and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Documents as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”, “Issuing Bank” or “Issuing Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this

Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

11.10                     Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.11                     Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld.  Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

11.12                     No Duties Imposed Upon Co-Agent.  No Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such.  Without limiting the foregoing, no Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as an “Co-Agent” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender.  In addition to the agreement set forth in Section 11.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.13                     Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the

Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.14                     Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents, and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under terms of this Agreement.

11.15                     Subordination Agreement and Subsidiary Guaranty.  Each Lender authorizes the Administrative Agent to enter into such of the Subordination Agreement and any Subsidiary Guaranty on behalf and for the benefit of such Lender and to take all actions contemplated by such documents, including, without limitation, all enforcement actions.

ARTICLE XII:  SETOFF, RATABLE PAYMENTS

12.1                           Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2                           Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 2.14(E), 4.I, 4.2, or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

12.3                           Application of Payments.  If the Borrower, prior to the occurrence of a Default, has remitted a payment to the Administrative Agent or any Lender without indicating the Obligation to be reduced thereby, or at any time after the occurrence of a Default, subject to the provisions of Section 9.2, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.3, apply all payments and prepayments in respect of any Obligations in the following order:

(A)                              first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(B)                                second, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(C)                                third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

(D)                               fourth, to pay interest due in respect of Term Loans;

(E)                                 fifth, to pay interest due in respect of Loans (other than Term Loans and L/C Obligations);

(F)                                 sixth, to the ratable payment or prepayment of principal outstanding on Term Loans;

(G)                                seventh, to the ratable payment or prepayment of principal outstanding on Loans (other than Term Loans) and Reimbursement Obligations in such order as the Administrative Agent may determine in its sole discretion;

(H)                               eighth, to provide required cash collateral, if required pursuant to Section 3.11; and

(I)                                    ninth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.  The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders and the issuer(s) of Letters of Credit as among themselves.  Upon written notice to the Borrower, the order of priority set forth in clauses (C) through (I) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without consent of or approval by the Borrower or any other Person.  The order of priority set forth in clauses (A) and (B) of this Section 12.3 may be changed only with the prior written consent of the Administrative Agent.

12.4                           Relations Among Lenders.

(A)                              Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the

Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(B)                                The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

12.5                           Representations and Covenants Among Lenders.  Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in section 3(3) of ERISA or section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1                           Successors and Assigns; Designated Lenders.

(A)                              Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participants must be made in compliance with Section 13.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3(B).  The parties to this Agreement acknowledge that clause (ii) of this Section 13.l relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation; (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in interest rate swap agreements relating to the Loans, but in all cases excluding credit default swaps; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3.  The Administrative Agent may treat the Person which made any Revolving Loan or which holds any promissory note issued hereunder as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Revolving Loan or which holds any promissory note issued hereunder to direct payments relating to such Revolving Loan or promissory note issued hereunder to another Person.  Any assignee of the rights to any Revolving Loan or any promissory note issued hereunder agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a promissory note has been issued hereunder in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

(B)                                Designated Lenders.

(i)                                     Subject to the terms and conditions set forth in this Section 13.1(B), any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 13.1(B) shall be subject to the approval of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).  Upon the execution by the parties to each such designation of an agreement in the form of Exhibit L hereto (a “Designation Agreement”) and the acceptance thereof by the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement.  The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender.  As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided, (x) that all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article IV hereof for any amount which would exceed the amount that would have been payable by the Borrower to the Lender from which the Designated Lender obtained any interests hereunder.  No additional promissory notes shall be required to be issued hereunder with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the promissory notes issued hereunder in its possession as an administrative agent for such Designated Lender to the extent of the Loan tended by such Designated Lender.  Such Designating Lender shall act as an administrative agent for its Designated Lender and give and receive notices and communications hereunder.  Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments.  In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrower or the Administrative Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 13.4, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.

(ii)                                  Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnity, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender.  This Section 13.1(B) shall survive the termination of this Agreement.

13.2                           Participations.

(A)                              Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Revolving Credit Obligations of such Lender, any promissory note issued hereunder held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Revolving Credit Obligations and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(B)                                Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3.

(C)                                Benefit of Certain Provisions.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Article IV to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Article IV than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Article IV to the same extent as if it were a Lender.

13.3                           Assignments.

(A)                              Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”).  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Borrower and the Administrative Agent, either be in an amount equal to the entire applicable Revolving Credit Obligations or Term Loans of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Revolving Credit Obligations or Term Loans subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the ‘Trade Date” is specified in the Assignment Agreement.

(B)                                Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing.  The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  Any consent required under this Section 13.3(B) shall not be unreasonably withheld or delayed.

(C)                                Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment.  The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Revolving Loan Commitment, Term Loan Commitment and Revolving Credit Obligations or Term Loans under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Credit Obligations or Term Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(C), the transferor Lender, the Administrative Agent and the Borrower shall, at no additional cost to the Borrower, and, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments or Term Loan Commitments (or, if the Revolving Loan Termination Date or Term Loan Termination Date has occurred, their respective Revolving Credit Obligations or Term Loan Credit Obligations), as adjusted pursuant to such assignment.

(D)                               The Register.  The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrower (and the Borrower hereby designates the Administrative Agent to act in such capacity), shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4                           Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 10.9 of this Agreement.

13.5                           Tax Certifications.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Article IV.

ARTICLE XIV:  NOTICES

14.1                           Giving Notice.  Except as otherwise permitted by Section 2.13 with respect to Borrowing/Election Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answer back confirmed in the case of telexes).

14.2                           Change of Address.  Each of the Borrower and the Administrative Agent may change the address for service of notice upon it by a notice in writing to the other parties hereto, including, without limitation, each Lender.  Each Lender may change the address for service of notice upon it by a notice in writing to the Borrower and the Administrative Agent.

ARTICLE XV:  COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

QUIXOTE CORPORATION, as the Borrower

By:	/s/ Daniel P. Gorey
Name:	Daniel P. Gorey
Title:	Vice President, Chief Financial Officer & Treasurer

Address:	Quixote Corporation One East Wacker Drive Chicago, Illinois 60601
Attention:	President

Telephone No.:	(312) 467-6755
Facsimile No.:	(312) 467-0197

THE NORTHERN TRUST COMPANY, as Administrative Agent, as an Issuing Bank and as a Lender

By:	/s/ Erin G. Sullivan
Name:	Erin G. Sullivan
Title:	Second Vice President

Address:	The Northern Trust Company 50 South LaSalle Street Chicago, Illinois 60675
Attention:	Erin G. Sullivan

Telephone No.:	(312) 557-7340
Facsimile No.:	(312) 444-7028

LaSALLE BANK NATIONAL ASSOCIATION

By:	/s/ Stephanie Kline
Name:	Stephanie Kline
Title:	Vice President

Address:	LaSalle Bank National Association 135 South LaSalle Street Chicago, Illinois 60603
Attention:	Stephanie Kline

Telephone No.:	(312) 904-2771
Facsimile No.:	(312) 904-6546

HARRIS TRUST AND SAVINGS BANK

By:	/s/ Mark W. Piekos
Name:	Mark W. Piekos
Title:	Vice President

Address:	Harris Trust and Savings Bank 111 West Monroe Street Tenth Floor West Chicago, Illinois 60603
Attention:	Mark W. Piekos

Telephone No.:	(312) 461-2246
Facsimile No.:	(312) 293-4856

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS

By:	/s/ Richard H. Ault
Name:	Richard H. Ault
Title:	Vice President

Address:	National City Bank of Michigan/Illinois One North Franklin Suite 3600 Locator C-L01-C1 Chicago, Illinois 60606
Attention:	Richard H. Ault

Telephone No.:	(312) 384-4651
Facsimile No.:	(312) 384-4666

Exhibit 10.13

SUBSIDIARY GUARANTY

GUARANTY, dated as of May 16, 2003 (as amended, modified, restated and/or supplemented from time to time, this “Guaranty”), made by each of the undersigned Subsidiary Guarantors (each, a “Subsidiary Guarantor” and, together with any other entity that becomes a Subsidiary Guarantor hereunder pursuant to Section 21 hereof, the “Subsidiary Guarantors”).  Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Quixote Corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), The Northern Trust Corporation, as Administrative Agent (the “Agent”) and Lender, and LaSalle Bank National Association, as Co-Agent, have entered into a Credit Agreement, dated as of May 16, 2003 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of, the Borrower, all as contemplated therein (the Lenders, each Issuing Lender, the Agent, the Co-Agent, each other agent, herein collectively called the “Lenders”);

WHEREAS, each Subsidiary Guarantor is a direct or indirect Subsidiary of the Borrower;

WHEREAS, it is a condition precedent to the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement that each Subsidiary Guarantor shall have executed and delivered this Guaranty; and

WHEREAS, each Subsidiary Guarantor will obtain benefits from the incurrence of Loans by, and the issuance of, and participation in, Letters of Credit for the account of, the Borrower under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Loans to the Borrower and issue, and/or participate in, Letters of Credit for the account of the Borrower;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Subsidiary Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Subsidiary Guarantor hereby makes the following representations and warranties to the Agent and Lenders and hereby covenants and agrees with the Agent and each Lender as follows:

1.                                       Each Subsidiary Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees: (i) to the Agent, for the benefit of the Lenders, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement, and all reimbursement obligations and unpaid drawings with respect to Letters of Credit and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or other applicable bankruptcy or insolvency laws, would become due), liabilities and indebtedness owing by the Borrower to the Lenders under the Credit Agreement and each other Loan Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding), whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and any such other Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in all such Loan Documents (all such principal, premium, interest, liabilities, indebtedness and obligations being herein collectively called the “Guaranteed Obligations”).  Each Subsidiary Guarantor understands, agrees and confirms that the Agent, for the benefit of the Lenders, may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Subsidiary Guarantor without proceeding against any other Subsidiary Guarantor, the Borrower, or under any other guaranty covering all or a portion of the Guaranteed Obligations.  This Guaranty shall constitute a guaranty of payment and not of collection.

2.                                       The liability of each Subsidiary Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by such Subsidiary Guarantor, any other Subsidiary Guarantor or by any other party, and the liability of each Subsidiary Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (i) any direction as to application of payment by Borrower or by any other party other than the Agent, (ii) any other continuing or other guaranty, undertaking or maximum liability of a Subsidiary Guarantor or of any other party as to the Guaranteed Obligations, (iii) any payment on or in reduction of any such other guaranty or undertaking, (iv) any dissolution, termination or increase, decrease or change in personnel by Borrower, (v) any payment made to any Lender on the indebtedness which any Lender repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Subsidiary Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (vi) any action or inaction by the Agent or any Lender as contemplated in Section 5 hereof, (vii) any invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor or (viii) to the extent permitted by applicable law, any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of the Guaranteed Obligations or of any Subsidiary Guarantor in respect of this Guaranty.

3.                                       The obligations of each Subsidiary Guarantor hereunder are independent of the obligations of any other Subsidiary Guarantor, any other Subsidiary Guarantor, the Borrower and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor whether or not action is brought against any other Subsidiary Guarantor,

2

any other Subsidiary Guarantor, the Borrower and whether or not any other Subsidiary Guarantor, any other Subsidiary Guarantor, the Borrower be joined in any such action or actions.  Each Subsidiary Guarantor waives, to the fullest extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Subsidiary Guarantor to the fullest extent permitted by law.

4.                                       Each Subsidiary Guarantor hereby waives to the fullest extent permitted by applicable law, notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Agent or any other Lender against, and any other notice to, any party liable thereon (including such Subsidiary Guarantor and the Borrower).

5.                                       The Agent, on behalf of the Lenders, or the Lenders may at any time and from time to time without the consent of, or notice to, any Subsidiary Guarantor, without incurring responsibility to such Subsidiary Guarantor, without impairing or releasing the obligations of such Subsidiary Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(i)                                     change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(ii)                                  take and hold security for the payment of the Guaranteed Obligations and/or sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(iii)                               exercise or refrain from exercising any rights against the Borrower or any Subsidiary thereof or otherwise act or refrain from acting;

(iv)                              settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of Borrower other than the Lenders;

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(v)                                 apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Lenders regardless of what liabilities of the Borrower remain unpaid;

(vi)                              release or substitute any one or more endorsers, other Subsidiary Guarantor, the Borrower or other obligors;

(vii)                           consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents or any of such other instruments or agreements;

(viii)                        act or fail to act in any manner referred to in this Guaranty which may deprive such Subsidiary Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guaranty; and/or

(ix)                                take any other action which could, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of any Subsidiary Guarantor from its liabilities under this Guaranty.

6.                                       No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or Subsidiary Guarantor except payment in full of the Guaranteed Obligations.

7.                                       This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of the Agent, on behalf of the Lenders, or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Lender would otherwise have.  No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Lender to any other or further action in any circumstances without notice or demand.  It is not necessary for the Agent or any Lender to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

8.                                       (a) Each Subsidiary Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require the Agent or any Lender to: (i) proceed against the Borrower, of the Guaranteed Obligations or any other party; (ii) proceed

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against or exhaust any security held from the Borrower of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Agent’s or any Lender’s power whatsoever.  Each Subsidiary Guarantor waives any defense based on or arising out of any defense of the Borrower of the Guaranteed Obligations or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations in cash.

(b)                                 Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Subsidiary Guarantor assumes and incurs hereunder, and agrees that the Agent or any Lender shall have no duty to advise any Subsidiary Guarantor of information known to them regarding such circumstances or risks.

(c)                                  Until such time as the Guaranteed Obligations have been paid in full in cash, each Subsidiary Guarantor hereby waives all contractual, statutory, common law or other rights of reimbursement, contribution or indemnity from the Borrower, which it may at any time otherwise have as a result of this Guaranty.

9.                                       In order to induce the Lenders to make Loans to, and issue Letters of Credit for the account of, the Borrower pursuant to the Credit Agreement, Subsidiary Guarantor represents, warrants and covenants that:

(a)                                  such Subsidiary Guarantor (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified except for failures to be so qualified which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b)                                 such Subsidiary Guarantor has the power and authority to execute, deliver and perform this Guaranty and each other Loan Document (such term, for purposes of this Guaranty, to mean each Loan Document (as defined in the Credit Agreement) to which it is a party) and has taken all necessary action to authorize the execution, delivery and performance by it of each such Loan Document;

(c)                                  such Subsidiary Guarantor has duly executed and delivered this Guaranty and each other Loan Document to which it is a party, and each such Loan Document constitutes the legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms,

5

except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(d)                                 neither the execution, delivery or performance by such Subsidiary Guarantor of this Guaranty or any other Loan Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof nor the consummation of the transactions contemplated therein:  (i) will contravene any material provision of any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality applicable to the Subsidiary Guarantors, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the material properties or assets of such Subsidiary Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other material agreement, contract or other instrument to which such Subsidiary Guarantor or any of its Subsidiaries is a party or by which it or any of its material properties or assets is bound or to which it may be subject except any conflict, inconsistency or breach which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or (iii) will violate any provision of the certificate or articles of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Subsidiary Guarantor or any of its Subsidiaries;

(e)                                  no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date when required and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required with respect to such Subsidiary Guarantor to authorize, or is required by such Subsidiary Guarantor in connection with, (i) the execution, delivery and performance of this Guaranty or any other Loan Document to which such Subsidiary Guarantor is a party, or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Loan Document to which such Subsidiary Guarantor is a party; and

(f)                                    there are no actions, suits or proceedings pending or, to the knowledge of such Subsidiary Guarantor, threatened (i) with respect to this Guaranty or any other Loan Document to which such Subsidiary Guarantor is a party, or (ii) which is, or could reasonably be expected to have, a Material Adverse Effect.

10.                                 Each Subsidiary Guarantor covenants and agrees that on and after the date hereof and until the termination of the Credit Agreement, no Note or Letter of Credit remains outstanding and all other Guaranteed Obligations have been paid in full, such Subsidiary Guarantor shall use all reasonable efforts to take, or will use all reasonable efforts in the exercise of its business judgment to refrain from taking, as the case may be, all actions that are necessary

6

to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section VII of the Credit Agreement, and so that no Event of Default, is caused by the actions of such Subsidiary Guarantor or any of its Subsidiaries.

11.                                 The Subsidiary Guarantors hereby jointly and severally agree to pay all out-of-pocket costs and expenses of the Agent and each Lender in connection with the enforcement of this Guaranty and the protection of such Agent or any Lender’s rights hereunder, and in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Agents or any of the Lenders).

12.                                 This Guaranty shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the Agent and each Lender and their successors and assigns.

13.                                 Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated in any manner whatsoever unless in writing duly signed by the Agent (with the consent of the Required Lenders (or, to the extent required by Section 9.3 of the Credit Agreement, all of the Lenders) at all times prior to the time at which all Guaranteed Obligations have been paid in full, and each Subsidiary Guarantor directly affected thereby (it being understood that the addition or release of any Subsidiary Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Subsidiary Guarantor other than the Subsidiary Guarantors so added or released).

14.                                 Each Subsidiary Guarantor acknowledges that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers and such officers are satisfied with the contents thereof.

15.                                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Default (such term to mean and include any “Unmatured Default” as defined in the Credit Agreement and shall in any event, include, without limitation, any payment default on any of the Guaranteed Obligations continuing after any applicable grace period), the Agent and each Lender is hereby authorized at any time or from time to time, without notice to any Subsidiary Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of such Subsidiary Guarantor, against and on account of the obligations and liabilities of such Subsidiary Guarantor to such Agent or Lender under this Guaranty, irrespective of whether or not such Agent or Lender shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

16.                                 All notices, requests, demands or other communications pursuant hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph

7

company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Agent or any Subsidiary Guarantor shall not be effective until received by the Agent or such Subsidiary Guarantor, as the case may be.  All notices and other communications shall be in writing and addressed to such party at (i) in the case of the Agent or any Lender, as provided in the Credit Agreement, and (ii) in the case of any Subsidiary Guarantor, at its address or facsimile number set forth opposite its signature below or in any case at such other address or telefax number as any of the Persons listed above may hereafter notify the others in writing.

17.                                 If claim is ever made upon any Agent or Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or Lender or any of its property or (ii) any settlement or compromise of any such claim effected by such Lender with any such claimant (including the Borrower), then and in such event each Subsidiary Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Subsidiary Guarantor, notwithstanding any revocation hereof or the cancellation of any Note or other instrument evidencing any liability of any Borrower, and such Subsidiary Guarantor shall be and remain liable to such Agent and Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such Agent and Lender.

18.                                 (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF ILLINOIS, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF COOK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF COOK AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFOREMENTIONED COURTS.  EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE BORROWER AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF THE PROPERTY OF EACH SUBSIDIARY GUARANTOR, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, AND THE BORROWER HEREBY ACCEPTS SUCH DESIGNATION, APPOINTMENT AND EMPOWERMENT FOR ITSELF AND EACH SUBSIDIARY GUARANTOR.  EACH SUBSIDIARY GUARANTOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL

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JURISDICTION OVER SUCH SUBSIDIARY GUARANTOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH SUBSIDIARY GUARANTOR.  EACH SUBSIDIARY GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH SUBSIDIARY GUARANTOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 18 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE IF IN CONFORMITY WITH THE FOREGOING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT UNDER THIS GUARANTY, OR ANY LENDER, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY SUBSIDIARY GUARANTOR IN ANY OTHER JURISDICTION.

(b)                                 EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFOREMENTIONED ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

19.                                 All payments made by any Subsidiary Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Section 2 of the Credit Agreement.

20.                                 This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Agent.

21.                                 It is understood and agreed that any Subsidiary that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the terms of the Credit Agreement shall become a Subsidiary Guarantor hereunder by executing a counterpart hereof and delivering the same to the Agent.

9

22.                                 Notwithstanding anything else to the contrary in this Guaranty, Agent, on behalf of the Lenders, agrees that this Guaranty may be enforced only by the action of the Agent acting upon the instructions of the Required Lenders (or, after the date on which all Guaranteed Obligations have been paid in full) and that no other Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Agent, for the benefit of the Lenders upon the terms of this Guaranty and the Loan Documents.  The Agent on behalf of the Lenders further agrees that this Guaranty may not be enforced against any director, manager, member, trustee, officer, employee, partner, stockholder or other holder of equity interests of any Subsidiary Guarantor (except to the extent such holder of equity interests is also a Subsidiary Guarantor hereunder).  It is understood that the agreement in this Section 22 is among and solely for the benefit of the Lenders and that if the Required Lenders so direct (without requiring the consent of any Subsidiary Guarantor), this Guaranty may be directly enforced by any Lender.

23.                                 This Guaranty and any obligations of any Guaranty hereunder shall terminate on the termination of the Revolving Loan Commitment and Term Loan Commitment and payment in full of all Guaranteed Obligations; provided that all indemnities set forth herein shall survive any such termination.

*     *     *

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IN WITNESS WHEREOF, each Subsidiary Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

QUIXOTE TRANSPORTATION SAFETY, INC

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer & Chairman

Address:	c/o Quixote Corporation One East Wacker Drive Chicago, Illinois 60601
Telephone No.:	(312) 467-6755
Facsimile No.:	(312) 467-0197
Attention:	President

TRANSAFE CORPORATION

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer & Chairman

Address:	c/o Quixote Corporation One East Wacker Drive Chicago, Illinois 60601
Telephone No.:	(312) 467-6755
Facsimile No.:	(312) 467-0197
Attention:	President

ENERGY ABSORPTION SYSTEMS, INC.

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer & Chairman

Address:	c/o Quixote Corporation One East Wacker Drive Chicago, Illinois 60601
Telephone No.:	(312) 467-6755
Facsimile No.:	(312) 467-0197
Attention:	President

11

ENERGY ABSORPTION SYSTEMS (AL) LLC

By: Energy Absorption Systems, Inc., Its sole Managing Member

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer & Chairman

Address:	c/o Quixote Corporation One East Wacker Drive Chicago, Illinois 60601
Telephone No.:	(312) 467-6755
Facsimile No.:	(312) 467-0197
Attention:	President

SURFACE SYSTEMS,INC.

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer & Chairman

Address:	c/o Quixote Corporation One East Wacker Drive Chicago, Illinois 60601
Telephone No.:	(312) 467-6755
Facsimile No.:	(312) 467-0197
Attention:	President

NU-METRICS, INC.

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer & Chairman

Address:	c/o Quixote Corporation One East Wacker Drive Chicago, Illinois 60601
Telephone No.:	(312) 467-6755
Facsimile No.:	(312) 467-0197
Attention:	President

12

HIGHWAY INFORMATION SYSTEMS, INC.

		By:	/s/ Leslie J. Jezuit
		Name:	Leslie J. Jezuit
		Title:	President, Chief Executive Officer & Chairman

		Address:	c/o Quixote Corporation One East Wacker Drive Chicago, Illinois 60601
		Telephone No.:	(312) 467-6755
		Facsimile No.:	(312) 467-0197
		Attention:	President

GREEN LIGHT ACQUISITION CORPORATION

		By:	/s/ Leslie J. Jezuit
		Name:	Leslie J. Jezuit
		Title:	President, Chief Executive Officer & Chairman

		Address:	c/o Quixote Corporation One East Wacker Drive Chicago, Illinois 60601
		Telephone No.:	(312) 467-6755
		Facsimile No.:	(312) 467-0197
		Attention:	President

Accepted and Agreed to:

THE NORTHERN TRUST CORPORATION, as Administrative Agent for the Lenders

By:	/s/ Erin G. Sullivan
Name:	Erin G. Sullivan
Title:	Second Vice President

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Exhibit 10.13

REVOLVING LOAN NOTE

$10,714,285.71	Chicago, Illinois May 21, 2003

FOR VALUE RECEIVED, the undersigned, QUIXOTE CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of HARRIS TRUST AND SAVINGS BANK and its registered assigns (the “Lender”), on May16, 2006, the principal sum of Ten Million Seven Hundred Fourteen Thousand Two Hundred Eighty Five Dollars and 71/100 ($10,714,285.71), or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower from time to time pursuant to that certain Credit Agreement, dated as of May 16, 2003 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among the Borrower, various lenders (including the Lender), and The Northern Trust Company, as agent (the “Agent”).

The Borrower agrees to pay interest on the principal hereof remaining from time to time unpaid in accordance with Section 2.14 of the Credit Agreement.

All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America at the Agent’s office at 50 South LaSalle Street, Chicago, Illinois 60675, in immediately available funds.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, to which reference is made for a statement of those terms and provisions.  Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the undersigned agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys’ and collection fees.

QUIXOTE CORPORATION

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer and Chairman

Loans made by HARRIS TRUST AND SAVINGS BANK (the “Lender”) to QUIXOTE CORPORATION (the “Borrower”) under the Credit Agreement, dated as of May 16, 2003 among the Borrower, various lenders (including the Lender), and THE NORTHERN TRUST COMPANY, as Agent, and payments of principal received on the Note to which this Grid is attached:

Date	Amount of Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation By

2

Exhibit 10.13

REVOLVING LOAN NOTE

$14,285,714.29	Chicago, Illinois May 21, 2003

FOR VALUE RECEIVED, the undersigned, QUIXOTE CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of LaSALLE BANK NATIONAL ASSOCIATION and its registered assigns (the “Lender”), on May 16, 2006, the principal sum of Fourteen Million Two Hundred Eighty Five Thousand Seven Hundred Fourteen Dollars and 29/100 ($14,285,714.29), or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower from time to time pursuant to that certain Credit Agreement, dated as of May 16, 2003 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among the Borrower, various lenders (including the Lender), and The Northern Trust Company, as agent (the “Agent”).

The Borrower agrees to pay interest on the principal hereof remaining from time to time unpaid in accordance with Section 2.14 of the Credit Agreement.

All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America at the Agent’s office at 50 South LaSalle Street, Chicago, Illinois 60675, in immediately available funds.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, to which reference is made for a statement of those terms and provisions.  Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the undersigned agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys’ and collection fees.

QUIXOTE CORPORATION

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer and Chairman

Loans made by LASALLE BANK NATIONAL ASSOCIATION (the “Lender”) to QUIXOTE CORPORATION (the “Borrower”) under the Credit Agreement, dated as of May 16, 2003 among the Borrower, various lenders (including the Lender), and THE NORTHERN TRUST COMPANY, as Agent, and payments of principal received on the Note to which this Grid is attached:

Date	Amount of Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation By

2

Exhibit 10.13

REVOLVING LOAN NOTE

$10,714,285.71	Chicago, Illinois May 21, 2003

FOR VALUE RECEIVED, the undersigned, QUIXOTE CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of NATIONAL CITY BANK OF MICHIGAN/ILLINOIS and its registered assigns (the “Lender”), on May16, 2006, the principal sum of Ten Million Seven Hundred Fourteen Thousand Two Hundred Eighty Five Dollars and 71/100 ($10,714,285.71), or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower from time to time pursuant to that certain Credit Agreement, dated as of May 16, 2003 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among the Borrower, various lenders (including the Lender), and The Northern Trust Company, as agent (the “Agent”).

The Borrower agrees to pay interest on the principal hereof remaining from time to time unpaid in accordance with Section 2.14 of the Credit Agreement.

All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America at the Agent’s office at 50 South LaSalle Street, Chicago, Illinois 60675, in immediately available funds.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, to which reference is made for a statement of those terms and provisions.  Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the undersigned agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys’ and collection fees.

QUIXOTE CORPORATION

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer and Chairman

Loans made by NATIONAL CITY BANK OF MICHIGAN/ILLINOIS (the “Lender”) to QUIXOTE CORPORATION (the “Borrower”) under the Credit Agreement, dated as of May 16, 2003 among the Borrower, various lenders (including the Lender), and THE NORTHERN TRUST COMPANY, as Agent, and payments of principal received on the Note to which this Grid is attached:

Date	Amount of Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation By

2

Exhibit 10.13

REVOLVING LOAN NOTE

$14,285,714.29	Chicago, Illinois May 21, 2003

FOR VALUE RECEIVED, the undersigned, QUIXOTE CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of THE NORTHERN TRUST COMPANY and its registered assigns (the “Lender”), on May 16, 2006, the principal sum of Fourteen Million Two Hundred Eighty Five Thousand Seven Hundred Fourteen Dollars and 29/100 ($14,285,714.29), or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower from time to time pursuant to that certain Credit Agreement, dated as of May 16, 2003 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among the Borrower, various lenders (including the Lender), and The Northern Trust Company, as agent (the “Agent”).

The Borrower agrees to pay interest on the principal hereof remaining from time to time unpaid in accordance with Section 2.14 of the Credit Agreement.

All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America at the Agent’s office at 50 South LaSalle Street, Chicago, Illinois 60675, in immediately available funds.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, to which reference is made for a statement of those terms and provisions.  Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the undersigned agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys’ and collection fees.

QUIXOTE CORPORATION

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer and Chairman

Loans made by THE NORTHERN TRUST COMPANY (the “Lender”) to QUIXOTE CORPORATION (the “Borrower”) under the Credit Agreement, dated as of May 16, 2003 among the Borrower, various lenders (including the Lender), and THE NORTHERN TRUST COMPANY, as Agent, and payments of principal received on the Note to which this Grid is attached:

Date	Amount of Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation By

2

Exhibit 10.13

TERM LOAN NOTE

$4,285,714.29	Chicago, Illinois May 21, 2003

FOR VALUE RECEIVED, the undersigned QUIXOTE CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (the “Lender”), at the principal office of The Northern Trust Company, as Administrative Agent, in Chicago, Illinois, Four Million Two Hundred Eighty Five Thousand Seven Hundred Fourteen Dollars and 29/100 ($4,285,714.29), or if less, the aggregate unpaid principal amount of all Term Loans made or maintained by Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts set forth in Section 2.4(C) commencing on September 30, 2003 and continuing thereafter on the first day of each December, March, June and September with a final installment payment equal to the remaining outstanding principal balance and accrued interest due on the Term Loan Termination Date.

The Borrower agrees to pay interest on the principal amount hereof remaining from time to time unpaid at the rates set forth in the Loan Agreement as hereinafter defined (including all amendments, if any, from time to time made thereto).

All payments of principal and interest on this Note shall be payable in lawful currency of the United States of America at the Agent’s office at 50 South LaSalle Street, Chicago, Illinois 60675, in immediately available funds.

Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the Borrower agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys’ and collection fees.

This Term Loan Note is one of the Term Loan Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of May 16, 2003 (which, as it may be amended or modified and in effect from time to time, is herein called the “Credit Agreement”), among the Borrower, the Lenders party thereto, including the Lender, and The Northern Trust Company, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Term Loan Note, including the terms and condition under which this Term Loan Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

QUIXOTE CORPORATION

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer and Chairman

Exhibit 10.13

TERM LOAN NOTE

$5,714,285.71	Chicago, Illinois May 21, 2003

FOR VALUE RECEIVED, the undersigned QUIXOTE CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of LaSALLE BANK NATIONAL ASSOCIATION (the “Lender”), at the principal office of The Northern Trust Company, as Administrative Agent, in Chicago, Illinois, Five Million Seven Hundred Fourteen Thousand Two Hundred Eighty Five Dollars and 71/100 ($5,714,285.71), or if less, the aggregate unpaid principal amount of all Term Loans made or maintained by Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts set forth in Section 2.4(C) commencing on September 30, 2003 and continuing thereafter on the first day of each December, March, June and September with a final installment payment equal to the remaining outstanding principal balance and accrued interest due on the Term Loan Termination Date.

The Borrower agrees to pay interest on the principal amount hereof remaining from time to time unpaid at the rates set forth in the Loan Agreement as hereinafter defined (including all amendments, if any, from time to time made thereto).

All payments of principal and interest on this Note shall be payable in lawful currency of the United States of America at the Agent’s office at 50 South LaSalle Street, Chicago, Illinois 60675, in immediately available funds.

Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the Borrower agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys’ and collection fees.

This Term Loan Note is one of the Term Loan Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of May 16, 2003 (which, as it may be amended or modified and in effect from time to time, is herein called the “Credit Agreement”), among the Borrower, the Lenders party thereto, including the Lender, and The Northern Trust Company, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Term Loan Note, including the terms and condition under which this Term Loan Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

QUIXOTE CORPORATION

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer and Chairman

Exhibit 10.13

TERM LOAN NOTE

$4,285,714.29	Chicago, Illinois May 21, 2003

FOR VALUE RECEIVED, the undersigned QUIXOTE CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of NATIONAL CITY BANK OF MICHIGAN/ILLINOIS (the “Lender”), at the principal office of The Northern Trust Company, as Administrative Agent, in Chicago, Illinois, Four Million Two Hundred Eighty Five Thousand Seven Hundred Fourteen Dollars and 29/100 ($4,285,714.29), or if less, the aggregate unpaid principal amount of all Term Loans made or maintained by Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts set forth in Section 2.4(C) commencing on September 30, 2003 and continuing thereafter on the first day of each December, March, June and September with a final installment payment equal to the remaining outstanding principal balance and accrued interest due on the Term Loan Termination Date.

The Borrower agrees to pay interest on the principal amount hereof remaining from time to time unpaid at the rates set forth in the Loan Agreement as hereinafter defined (including all amendments, if any, from time to time made thereto).

All payments of principal and interest on this Note shall be payable in lawful currency of the United States of America at the Agent’s office at 50 South LaSalle Street, Chicago, Illinois 60675, in immediately available funds.

Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the Borrower agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys’ and collection fees.

This Term Loan Note is one of the Term Loan Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of May 16, 2003 (which, as it may be amended or modified and in effect from time to time, is herein called the “Credit Agreement”), among the Borrower, the Lenders party thereto, including the Lender, and The Northern Trust Company, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Term Loan Note, including the terms and condition under which this Term Loan Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

QUIXOTE CORPORATION

By:	/s/ Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive Officer and Chairman

Exhibit 10.13
TERM LOAN NOTE
$5,714,285.71	Chicago, Illinois
May 21, 2003

FOR VALUE RECEIVED, the undersigned QUIXOTE CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of THE NORTHERN TRUST COMPANY (the “Lender”), at the principal office of The Northern Trust Company, as Administrative Agent, in Chicago, Illinois, Five Million Seven Hundred Fourteen Thousand Two Hundred Eighty Five Dollars and 71/100 ($5,714,285.71), or if less, the aggregate unpaid principal amount of all Term Loans made or maintained by Lender to the Borrower pursuant to the Credit Agreement, in installments in the amounts set forth in Section 2.4(C) commencing on September 30, 2003 and continuing thereafter on the first day of each December, March, June and September with a final installment payment equal to the remaining outstanding principal balance and accrued interest due on the Term Loan Termination Date.

The Borrower agrees to pay interest on the principal amount hereof remaining from time to time unpaid at the rates set forth in the Loan Agreement as hereinafter defined (including all amendments, if any, from time to time made thereto).

All payments of principal and interest on this Note shall be payable in lawful currency of the United States of America at the Agent’s office at 50 South LaSalle Street, Chicago, Illinois 60675, in immediately available funds.

Should the indebtedness represented by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership, or other court proceedings, or this Note be placed in the hands of attorneys for collection after maturity (by declaration or otherwise), the Borrower agrees to pay, in addition to principal and interest due and payable hereon, reasonable attorneys’ and collection fees.

This Term Loan Note is one of the Term Loan Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of May 16, 2003 (which, as it may be amended or modified and in effect from time to time, is herein called the “Credit Agreement”), among the Borrower, the Lenders party thereto, including the Lender, and The Northern Trust Company, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Term Loan Note, including the terms and condition under which this Term Loan Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

QUIXOTE CORPORATION

By:	/s/Leslie J. Jezuit
Name:	Leslie J. Jezuit
Title:	President, Chief Executive
Officer and Chairman